UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

(Amendment No.     )

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ENTRUST, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Entrust, Inc.

One Hanover Park, 16633 Dallas Parkway, Suite 800, Addison, Texas 75001

March 26, 2008

Dear Stockholder,

You are invited to attend the 2007 Annual Meeting to be held on Friday, May 2, 2008 at 10:00 a.m., local time, at the Dallas Intercontinental Hotel, Addison, Texas 75001.

The annual meeting will begin with discussion and voting on the matters set forth in the accompanying notice of annual meeting and proxy statement and discussion on other business matters properly brought before the meeting. Following the meeting I will be available to answer any questions about our operations.

Whether or not you plan to attend, you can be sure your shares are represented at the meeting by promptly voting and submitting your proxy by completing, signing, dating and returning your proxy form in the enclosed envelope.

Cordially,

F. William Conner
President, Chief Executive Officer and Chairman of the Board of Directors

ENTRUST, INC.

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON FRIDAY, MAY 2, 2008

NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of Entrust, Inc., a Maryland corporation (the “Company”), will be held on Friday, May 2, 2008 at 10:00 a.m., local time, at the Dallas Intercontinental Hotel, Addison, Texas 75001 (the “Meeting”) for the purpose of considering and voting upon the following matters:

1.	To elect three Class I directors to hold office for the ensuing three years or until their respective successors have been duly elected and qualified;

2.	To ratify the appointment of Grant Thornton LLP (“Grant Thornton”) as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2008;

3.	To ratify the amendment of the Entrust, Inc. 2006 Stock Incentive Plan to increase the number of shares of common stock of the Company available for award under the plan by two million (2,000,000) shares;

4.	To transact such other business, if any, as may properly come before the Meeting or any adjournment or postponement thereof.

The Board of Directors has no knowledge of any other business to be transacted at the Meeting.

All stockholders are cordially invited to attend the annual meeting in person. Stockholders of record of the Company’s common stock at the close of business on March 14, 2008 are entitled to notice of and to vote at the Meeting and at any adjournments or postponements thereof. A list of the Company’s stockholders is open for examination to any stockholder at the principal executive offices of the Company, One Hanover Park, Suite 800, 16633 Dallas Parkway, Addison, Texas 75001 and will also be available at the Meeting.

A copy of the Company’s Annual Report on Form 10-K for the year ended December 31, 2007, which contains consolidated financial statements and other information of interest to stockholders, accompanies this Notice and the enclosed Proxy Statement.

By Order of the Board of Directors,

James D. Kendry, Secretary

March 24, 2008

WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE PROMPTLY COMPLETE, SIGN AND DATE THE ENCLOSED PROXY CARD AND RETURN IT IN THE ACCOMPANYING ENVELOPE. NO POSTAGE NEED BE AFFIXED IF THE PROXY CARD IS MAILED IN THE UNITED STATES.

ENTRUST, INC.

One Hanover Park, Suite 800

16633 Dallas Parkway

Addison, Texas 75001

PROXY STATEMENT

For the Annual Meeting of Stockholders

To Be Held on Friday, May 2, 2008

This Proxy Statement is furnished in connection with the solicitation by the Board of Directors of Entrust, Inc., a Maryland corporation (the “Company”), of proxies for use at the Annual Meeting of Stockholders to be held on Friday, May 2, 2008 at 10:00 a.m., local time, at the Dallas Intercontinental Hotel, Addison, Texas 75001 and at any adjournments or postponements thereof (the “Meeting”).

All proxies will be voted in accordance with the instructions of the stockholder. If no choice is specified, the proxies will be voted in favor of the election of the nominees for director named below, the ratification of Grant Thornton LLP (“Grant Thorton”) as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2008, and the ratification of the amendment of the Entrust, Inc. 2006 Stock Incentive Plan (the “2006 Plan”) to increase the number of shares of common stock of the Company available for award under the 2006 Plan by an additional two million (2,000,000) shares of common stock of the Company. Any proxy may be revoked by a stockholder at any time before its exercise by delivery of a written revocation to the Secretary of the Company. Attendance at the Meeting will not itself be deemed to revoke a proxy unless the stockholder gives affirmative notice at the Meeting that the stockholder intends to revoke the proxy and vote in person.

The Board of Directors has fixed March 14, 2008 as the record date (the “Record Date”) for determining holders of the Company’s Common Stock, $0.01 par value per share (the “Common Stock”), who are entitled to vote at the Meeting. At the close of business on the Record Date, there were 61,201,982 shares of Common Stock outstanding, each of which is entitled to one vote for each matter to be voted on at the Meeting, held by 627 stockholders of record. Because many of these shares are held by brokers and other institutions on behalf of stockholders, we are unable to estimate the total number of stockholders represented by these holders of record.

Attendance at the Meeting is limited to stockholders. If you hold shares in “street name” (that is, through a bank, broker or other nominee) and would like to attend the Meeting and vote in person, you will need to bring an account statement or other acceptable evidence of ownership of Common Stock as of the close of business on March 14, 2008, the Record Date. Alternatively, in order to vote, you may contact the person in whose name your shares are registered, obtain a proxy from that person and bring it to the Meeting. The use of cell phones, PDAs, pagers, recording and photographic equipment, camera phones and/or computers is not permitted in the meeting rooms at the Meeting.

The Notice of Meeting, this Proxy Statement, the enclosed Proxy Card and the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2007 are first being sent or given to stockholders on or about March 24, 2008. The Company will, upon written request of any stockholder and the payment of an appropriate processing fee, furnish copies of the exhibits to its Annual Report on Form 10-K. Please address all such requests to the Company, Attention of David Rockvam, Director, Investor Relations, Entrust, Inc., One Hanover Park, Suite 800, 16633 Dallas Parkway, Addison, Texas 75001. All of these documents are also available through the investor relations section of the Company’s website at http://www.entrust.com.

Quorum Requirements

The holders of a majority of the outstanding shares of Common Stock on March 14, 2008 present in person or represented by proxy and entitled to vote will constitute a quorum for the transaction of business at the Meeting. Abstentions and broker non-votes are treated as “present” for quorum purposes.

Voting Requirements

Election of Directors. You may vote “for” or “withhold” with respect to any or all director nominees. The election of directors requires a plurality of the votes cast “for” the election of directors; accordingly the directorships to be filled at the Meeting will be filled by the three nominees receiving the highest number of votes “for.” Votes that are “withheld” and broker non-votes will be excluded entirely from the vote and will have no effect on the outcome of the vote due to the fact that such elections are by a plurality. Shares not present at the Meeting and abstentions have no effect on the election of directors.

Ratification of the Appointment of Independent Registered Public Accounting Firm. You may vote “for,” “against” or “abstain” with respect to the ratification of the appointment of our independent registered public accounting firm. The affirmative “for” vote of a majority of the shares of our outstanding common stock represented in person or by proxy, and entitled to vote is required for the ratification of the appointment of our independent registered public accounting firm. Abstentions are treated as shares present or represented and voting, so abstaining has the same effect as a negative vote.

Ratification of the Amendment of the 2006 Plan. You may vote “for,” “against” or “abstain” with respect to the ratification of the amendment of the 2006 Plan to increase the number of shares of common stock of the Company available for award under the plan by an additional two million (2,000,000) shares of common stock of the Company. The affirmative “for” vote of a majority of the shares of our outstanding common stock represented in person or by proxy, and entitled to vote is required for the ratification of the amendment of the 2006 Plan. Abstentions are treated as shares present or represented and voting, so abstaining has the same effect as a negative vote.

Broker Non-Votes. Shares held in “street name” by brokers or nominees who indicate on their proxies that they (i) have not been instructed to vote on a particular matter and (ii) do not have discretionary authority to vote such shares as to a particular matter will not be counted as votes or deemed present or represented for determining whether stockholders have approved that proposal. . Accordingly, “broker non-votes” will have no effect on the outcome of any of the matters being voted on at the Meeting.

Expenses and Solicitation

The Company will bear the costs of soliciting proxies. In addition to solicitations by mail, the Company’s directors, officers and regular employees may, without additional remuneration, solicit proxies by telephone, facsimile and personal interviews. The Company will also request brokerage houses, custodians, nominees and fiduciaries to forward copies of the proxy material to those persons for whom they hold shares and request instructions for voting the proxies. The Company will reimburse such brokerage houses and other persons for their reasonable expenses in connection with this distribution. In addition, the Company has engaged W.F. Doring & Co. to assist in the solicitation of proxies, and has agreed to pay W.F. Doring & Co. a fee of approximately $6,000, plus reasonable expenses.

PROPOSAL 1—ELECTION OF DIRECTORS

Directors in General

The Company has a classified Board of Directors currently consisting of three Class I Directors, three Class II Directors, and two Class III Directors. The Class I, Class II, and Class III Directors will serve until the annual meeting of stockholders to be held in 2008, 2009, and 2010, respectively, or until their respective successors are duly elected and qualified. At each annual meeting of stockholders, directors are elected for a full term of three years to succeed those directors whose terms are expiring.

The persons named in the enclosed proxy will vote to elect, as Class I Directors, Butler C. Derrick, Jr., Jerry C. Jones, and Michael E. McGrath, all of whom currently serve on the Company’s Board of Directors, unless the proxy is marked otherwise. Each Class I Director will be elected to hold office until the 2011 annual meeting of stockholders or until his successor is duly elected and qualified. Each of the nominees has indicated his willingness to serve, if elected; however, if any nominee should be unable to serve, the person acting under the proxy may vote the proxy for a substitute nominee. The Board of Directors has no reason to believe that any nominee will be unable to serve if elected. If any nominee is unable to serve, the shares represented by all valid proxies will be voted for the election of such other person as the Board of Directors may nominate.

For each member of the Board of Directors whose term of office as a director continues after the Meeting, including those who are nominees for election as Class I Directors, information regarding his principal occupation and business experience for at least the past five years, the names of other publicly held companies of which he serves as a director, if any, and his age and length of service as a director of the Company are described below. There are no family relationships among any of the directors, nominees for directors and executive officers of the Company. The Company encourages directors to attend the annual meetings of stockholders. One of our six directors who were serving at the time attended last year’s annual meeting of stockholders held on May 4, 2007.

Director Biographies

Nominees for Directors Whose Terms Expire in 2011 (Class I Directors)

Butler C. Derrick, Jr., age 70, has served on our Board of Directors since May 1999. Since February 2004 Mr. Derrick has been a managing partner of Nelson, Mullins, Riley and Scarborough LLP. From August 1998 to February 2004, Mr. Derrick was a Partner at the law firm of Powell, Goldstein, Frazer & Murphy LLP, Washington, D.C. From January 1995 to July 1998, Mr. Derrick was a Partner at the law firm of Williams & Jensen, Washington, D.C. Mr. Derrick served in Congress as a United States Representative from South Carolina from January 1975 to January 1995. While in Congress, Mr. Derrick held numerous posts, including Deputy Majority Whip and Vice Chairman of the House Rules Committee.

Jerry C. Jones, age 52, has served on our Board of Directors since December 2003. He serves as Acxiom Corporation’s Business Development and Legal Leader. At Acxiom, he is responsible for the Legal Team, leads the strategy and execution of mergers and alliances, and assists in other strategic initiatives. Mr. Jones came to Acxiom in March 1999 from the Rose Law Firm in Little Rock, Arkansas, where for 19 years he specialized in problem solving and business litigation. He is a 1980 graduate of the University of Arkansas School of Law and holds a bachelor’s degree in public administration from the University of Arkansas.

Michael E. McGrath, age 58, has served on our Board of Directors since February 2007. Mr. McGrath is the former president and chief executive officer at Dallas-based i2 Technologies, and currently serves on the company’s board of directors. He is also the executive chairman of The Thomas Group. In 1976, Mr. McGrath co-founded Pittiglio Rabin Todd & McGrath (PRTM) and served as its president and CEO until his retirement in July 2004. During the last decade, PRTM grew to be one of the larger and most successful management consulting firms in the world. Mr. McGrath is recognized as an expert in product development and product strategy. Mr. McGrath holds a bachelor’s degree in computer science and management science from Boston College and a master’s degree in business administration from Harvard Business School.

Directors Whose Terms Expire in 2009 (Class II Directors)

F. William Conner, age 49, has served as the Company’s President and Chief Executive Officer (“CEO”) since April 2001 and as Chairman of our Board of Directors from October 1998 to May 2000 and from January 2002 to the present. He has been on our Board of Directors since July 1997. He has been credited with leading the corporate turnaround of the Company. He has been highlighted in such publications as The Wall Street Journal, Washington Post and the Financial Times as a knowledge leader in the fight against cyber crime and identity theft. Mr. Conner has been a leader in the effort to elevate information security to a corporate governance issue and fashion a public-private partnership to protect America’s critical infrastructure. He launched and co-chaired the Business Software Alliance Information Security Governance Task Force, which released a security management framework in April 2003. He also co-chaired the National Cyber Security Partnership’s Corporate Governance Task Force, which released its information security governance framework in April 2004. He has been recognized as one of the Federal Computer Week’s Federal 100—the top executives from government, industry and academia who had the greatest impact on the government information systems community in 2003. In 2003, Mr. Conner received the Corporate CEO Award as part of the annual Tech Titans Award program.

From November 1999 to April 2001, Mr. Conner served as President, Enterprise Networks and eBusiness Solutions of Nortel Networks, a global Internet and communications company, where he led the turnaround of the Enterprise business while redefining and delivering ebusiness applications. From September 1998 to October 1999, he served as the first Chief Marketing Officer of Nortel Networks, leading the effort to reposition the company as a global leader in building the high-performance Internet and was recognized as “Marketer of the Year” in High Tech for 2000. From 1992 to September 1998, Mr. Conner held a number of key executive leadership positions at Nortel Networks, including President of its first data business, that lead to the acquisition of Bay Networks, Executive Vice President of Nortel Networks’ Enterprise Networks Business and a variety of other key leadership positions in sales and marketing.

Mr. Conner graduated from Princeton University with a bachelor’s degree in Mechanical Engineering. He also earned a master’s degree in Business Administration from the Wharton School of the University of Pennsylvania.

Douglas Schloss, age 49, has served on our Board of Directors since July 2001. Since January 1994, he has been the President and Chief Executive Officer of Rexford Management, Inc., a firm that manages an investment partnership specializing in transaction arbitrage. He is currently on the Board of Directors of SCO Family of Services, a New York City based social services agency which is one of the ten largest social services agencies in the United States and the largest in New York City. He is also President of the Board of Directors at St. Paul’s School in Concord, New Hampshire. He has also served as Chief Executive Officer and Chairman of Marcus Schloss & Co., Inc., a registered broker-dealer and formerly a New York Stock Exchange specialist firm, since March 1993. Prior to these positions, Mr. Schloss managed the equity trading desk and arbitrage investment portfolio of Marcus Schloss & Co. He is a graduate of Princeton University with a degree in Electrical Engineering and Computer Science. He also earned a master’s degree in Business Administration from Harvard Business School.

Ray Washburne, age 47, has served on our Board of Directors since June 2006. Since 1990, he has been the Chairman and CEO of Charter Holdings. He also serves on the Board of Directors for the M Crowd Restaurant Group, a company he co-founded in 1991. In addition, he is also on the advisory board for Colonial Bank-Texas. He is a member at the Dallas Citizens Council, the Dallas Assembly, the Texas Lyceum, and the Young Presidents’ Organization. He is a graduate of Southern Methodist University and serves on the school’s 21st Century Council. He is also an adjunct professor at the University’s Cox School of Business.

Directors Whose Terms Expire in 2010 (Class III Directors)

Michael P. Ressner, age 59, has served on our Board of Directors since May 1999. From January 2001 to December 2002, Mr. Ressner served as Vice President, Nortel Networks. Prior to that time, he served as Vice President of Finance of Nortel Networks’ Enterprise Solutions group from February 1999 to January 2001. From May 1994 to January 1999, Mr. Ressner served as Vice President of Finance for the Carrier Solutions business unit of Nortel Networks. Prior to these assignments, he held a number of senior finance management posts within various business units of Nortel Networks. Mr. Ressner currently serves on the Board of Directors of Magellan Health Services, Tekelec and Exide Technologies.

Terdema Ussery II, age 48, has served on our Board of Directors since December 2006. Since 1996, he has served as the Dallas Mavericks president and CEO and was a catalyst in the organization’s resurgence, including participation in the design and construction of the American Airlines Center, increased corporate sponsorship, ticket sales, television revenues and community outreach. Since 2001, he has also served as the CEO for HDNet and spearheaded the launch of the network, the nation’s first all-high-definition television network and negotiated the channel’s first content and distribution agreements. Prior to these two positions he served as president of Nike Sports Management. Prior to his post at Nike, he also served as general counsel and commissioner of the Continental Basketball Association (CBA). He is a graduate of Princeton, has a master’s degree from Harvard and a law degree from Cal-Berkeley, where he served as Executive Editor of the California Law Review.

Recommendation of the Board of Directors

The Board of Directors unanimously recommends a vote FOR the election of Messrs. Derrick, Jones and McGrath to the Board of Directors.

CORPORATE GOVERNANCE AND OTHER MATTERS

Board of Directors Meeting and Attendance

The Board of Directors of the Company met seven times (including by teleconference) during 2007. Each of our incumbent directors attended at least 75% of the meetings of the Board of Directors and of the committees on which they served during 2007, in each case, which were held during the period for which he was a director.

Committees of the Board

The Board of Directors has four standing committees: the Compensation Committee, the Audit Committee, the Nominations and Corporate Governance Committee and the Executive Committee. The Board of Directors has determined that aside from Mr. Conner all the members of our Board of Directors are “independent” within the meaning of the rules of the NASDAQ Stock Market (“NASDAQ”). Moreover, the Board of Directors has determined, upon the recommendation of the Nominations and Corporate Governance Committee, that each member of the Audit Committee of our Board of Directors is also “independent” within the meaning of the rules of the U.S. Securities and Exchange Commission (the “SEC”) and NASDAQ.

Each of the Company’s Compensation, Audit, and Nominations and Corporate Governance Committees is comprised solely of independent directors. In 2004, the Board of Directors appointed Mr. Douglas Schloss as lead independent director in order to coordinate the activities of the independent directors and to perform certain other advisory functions. The members of the committees are identified in the table below:

Director	Compensation Committee	Audit Committee	Nominations and Corporate Governance Committee	Executive Committee
F. William Conner				Chair
Butler C. Derrick			Chair	X
Jerry J. Jones	Chair			X
Michael E. McGrath	X
Michael P. Ressner		X
Douglas Schloss		Chair	X	X
Terdema Ussery II		X
Ray Washburne	X

The charters for the Company’s Compensation, Audit, and Nominations and Corporate Governance Committees, together with the Company’s Code of Business Conduct, Policy Regarding Selection of Directors and Policy Regarding Communications with the Board of Directors, are available on the investor relations section of the Company’s website at http://www.entrust.com. The Board of Directors regularly reviews corporate governance developments and modifies these policies and charters as warranted. Any modifications are reflected on the Company’s website at the address indicated above.

The Compensation Committee has the authority and responsibility to establish the compensation of, and compensation policies applicable to, the Company’s executive officers and administers and grants stock options and other stock-based awards pursuant to the Company’s stock plans. The Compensation Committee held four meetings during 2007. The current members of the Compensation Committee are Messrs. Jones (Chair), McGrath and Washburne.

The Audit Committee members are currently Messrs. Schloss (Chair), Ressner and Ussery. The Audit Committee held eight meetings during 2007. The primary functions of the Audit Committee include:

•	selecting the Company’s independent auditor;

•	reviewing the independence of the independent auditor;

•	reviewing the annual audit plan of the independent auditor, the results of the independent audit, and the report and recommendations of the independent auditor;

•	evaluating the adequacy of the Company’s internal financial and accounting processes and controls; and

•	reviewing with management and the independent auditor the annual and interim financial statements of the Company.

The Board of Directors has determined that Mr. Schloss is an “audit committee financial expert” within the meaning of the rules of the SEC.

The Nominations and Corporate Governance Committee currently consists of Messrs. Derrick (Chair) and Schloss. The Nominations and Corporate Governance Committee held no meetings during 2007. The primary duties of the Nominations and Corporate Governance Committee include:

•

making recommendations to the Board of Directors and stockholders of the Company regarding recruitment of new directors, re-election of incumbent directors and tenure and retirement policies for directors;

•

studying and reviewing with management the effectiveness of the organization and conduct of business of the Board of Directors and making recommendations to the Board of Directors with respect thereto; and

•	reviewing compensation of directors and making recommendations to the Board of Directors with respect thereto.

The Nominations and Corporate Governance Committee and the Board of Directors have adopted a Policy Regarding Selection of Directors. In identifying and recommending to the Board of Directors qualified candidates for Board of Directors membership, the Nominations and Corporate Governance Committee focuses primarily on the following criteria: judgment, character, expertise, skills and knowledge useful to the oversight of the Company’s business; diversity of viewpoints, backgrounds, experiences, and other demographics; business or other relevant experience; and the extent to which the interplay of the candidate’s expertise, skills, knowledge and experience with that of other Board of Directors members will build a Board of Directors that is effective and responsive to the needs of the Company. The Nominations and Corporate Governance Committee does not set specific, minimum qualifications that candidates must meet in order for the Nominations and Corporate Governance Committee to recommend them to the Board of Directors, but rather believes that each candidate should be evaluated based on his or her individual merits. The Nominations and Corporate Governance Committee gives appropriate consideration to candidates for Board of Directors membership nominated by stockholders in accordance with the Company’s by-laws, and will evaluate such candidates in the same manner as other candidates identified to the Nominations and Corporate Governance Committee. The Nominations and Corporate Governance Committee may use outside consultants to assist in identifying candidates.

The Executive Committee currently consists of Messrs. Conner (Chair), Derrick, Jones and Schloss. The Executive Committee held one meeting during 2007. The Executive Committee comprises the Chairman of the Board of Directors and the Chairs of the other committees of the Board of Directors and provides assistance to the Board of Directors in fulfilling its responsibility to the Company and its stockholders, particularly with respect to matters requiring immediate attention. The Executive Committee has the authority to exercise all the powers of the Board of Directors, except as prohibited by law or the Company’s charter or by-laws and except for the power to fill vacancies on the Board of Directors.

Consideration of Stockholder Recommendations and Nominations of Board Members

Stockholders wishing to propose director candidates for consideration by the Company may do so by writing to the Secretary of the Company and providing information specified in the Company’s by-laws,

including the candidate’s name, address and principal occupation. The Company’s by-laws set forth further requirements for stockholders wishing to nominate director candidates for consideration by stockholders including, among other things, that a stockholder must give written notice of an intent to make such a nomination complying with the by-laws of the Company to the Secretary of the Company not less than 60 days nor more than 90 days prior to the stockholders’ meeting; provided that, if less than 70 days’ notice or prior disclosure of the date of the meeting is given or made, the Company must receive notice from the stockholder not later than the 10th day following the date on which such notice of the date of the meeting was mailed or such public disclosure was made, whichever occurs first.

Stockholder Communications

The Board of Directors has also adopted a Policy Regarding Communications with the Board of Directors. Stockholders of the Company and others who have concerns about the conduct of the Company or any of its directors, officers or employees, including with respect to the Company’s accounting controls or auditing matters, may communicate these concerns, in a confidential or anonymous manner, to James D. Kendry, Vice President and Chief Governance Officer of the Company. Mr. Kendry will communicate concerns regarding accounting, internal controls and other auditing issues to the Chairperson of the Audit Committee. Mr. Kendry will communicate other concerns, depending on the nature of the matter, to the Chairperson of the Nominations and Corporate Governance Committee. If it is unclear whether a communication involves accounting, internal accounting control or other auditing issues or if it involves accounting, internal accounting controls or other auditing issues and other matters, Mr. Kendry will direct such communication to the Chairperson of the Audit Committee, with a note to that effect. Mr. Kendry may be contacted at Entrust, Inc., 16633 Dallas Parkway, Suite 800, Addison, TX 75001 or via email at jay.kendry@entrust.com.

Certain Relationships and Related Party Transactions

The Company has policies and procedures for the review, approval or ratification of related-party transactions. Under the Company’s Code of Business Conduct, potential related-party transactions are to be identified by employees, management and/or directors and referred to the Chief Governance Officer. This would include transactions where the employee, director or executive officer or his/her relative owns more than: (i) one percent of any class of outstanding securities of a publicly traded company; or (ii) five percent interest in any business entity that is not publicly traded. A significant financial interest is also deemed to exist if the individual’s income from the business entity constitutes more than five percent of the person’s total income in any given year. If a significant financial interest is determined to exist, the Company will determine whether the transaction is solely in the best interests of the Company and based on sound business judgment; provided, however if the transaction involves an executive officer, director or one of their family members such matter will be approved of by the directors on the Board of Directors or the Audit Committee. Also, if the transaction involves an independent director, the Board of Directors will consider whether there is any potential impact of the transaction to such director’s independence. These procedures were followed by the Company in 2007.

Compensation Committee Interlocks and Insider Participation

The current members of the Company’s Compensation Committee are Messrs. Jones (Chair), McGrath and Washburne. During 2007, no executive officer of the Company served as a director or member of the compensation committee (or other committee serving an equivalent function) of any other entity, one of whose executive officers served as a director or member of the Compensation Committee of the Company.

COMPENSATION COMMITTEE REPORT

The following report of the Compensation Committee shall not be deemed to be “soliciting material” or to otherwise be considered “filed” with the SEC, nor shall such information be incorporated by reference into any future filing under the Securities Act of 1933, as amended or the Securities Exchange Act of 1934, as amended except to the extent that the Company specifically incorporates it by reference into such filing.

The Compensation Committee of the Company has reviewed and discussed the disclosures contained in the section entitle “Compensation Discussion and Analysis” of this Proxy Statement required by Item 402(b) of Regulation S-K with management. Based on such review and discussions, the Compensation Committee recommended to the Board of Directors that the section entitled “Compensation Discussion and Analysis” be included in this Proxy Statement for the Company’s Annual Meeting of Stockholders.

THE COMPENSATION COMMITTEE

Jerry C. Jones (Chair)

Michael McGrath

Ray Washburne

COMPENSATION OF EXECUTIVE OFFICERS

Compensation Discussion and Analysis

Overview of Compensation Program

The Compensation Committee of the Board of Directors has responsibility for establishing and implementing the Company’s compensation philosophy and implementing the framework and policies that give it effect. Generally, the types of compensation and benefits provided to named executive officers are similar to those provided to other officers. For the purposes of this disclosure, the named executive officers (or “NEOs”) consist of:

•	the individual who served as the Company’s Chief Executive Officer during 2007 (the “CEO”);

•	the individual who served as the Company’s Chief Financial Officer during 2007 (the “CFO”);

•	the three most highly compensated individuals (other than the CEO) who were serving as executive officers on December 31, 2007; and

•	one individual for whom disclosure would have been required but for the fact that he was not serving as an executive officer on December 31, 2007.

Compensation Philosophy and Goals

The Company’s guiding compensation philosophy is to provide employees with a total compensation package, comprised of both salary and benefits that recognizes and rewards performance and productivity while maintaining a competitive market position and internal equity.

The Compensation Committee’s goals with respect to executive compensation are:

•	to enable the Company to attract, retain and reward talented and productive employees, including NEOs, who contribute to the long-term success of the Company;

•	to reward employees for positive performance and align compensation with the Company’s business and performance objectives; and

•	to establish an appropriate relationship between executive compensation and the creation of long-term stockholder value.

To meet these goals, the Compensation Committee has adopted a mix among the compensation elements of base pay, variable pay, equity incentives and benefits.

Role of Executive Officers in Compensation Decisions

The Compensation Committee, after consultation with the Board of Directors, makes all material compensation decisions for the NEOs, including the setting of compensation levels and equity awards to all officers of the Company. The CEO makes decisions regarding the non-equity compensation of other officers in consultation with the Compensation Committee.

The Board of Directors, with the CEO, reviews annually the performance of each officer, including the NEOs (other than the CEO, whose performance is reviewed by the independent directors). The performance ratings that result from these reviews are provided to the Compensation Committee. The Compensation Committee uses the results of these performance reviews in conjunction with other data as the basis for periodic adjustments to executive compensation levels or awards of cash bonuses or equity.

Setting Executive Compensation

The Compensation Committee has structured the Company’s compensation to align with the above mentioned goals. Base pay and benefits are set primarily to enable the Company to attract and retain productive employees, including NEOs. Variable pay is used primarily to align NEO compensation with the Company’s short term business and performance objectives, which may be expressed in terms of revenue targets, earning targets, strategic initiatives and overall financial performance. Equity incentive awards are used primarily to achieve retention of key employees and to a motivate executives, including NEOs, to create long term stockholder value. In addition, beginning in 2006, the Company has issued equity incentive awards to the CEO and one NEO (Andrew Pinder) in the form of stock options and stock units which vest based on meeting performance objectives such as revenue targets or increases to the fair market value of the Company’s Common Stock price within periods ranging from six month to two years from the date of the grant. In 2007, the Company issued performance stock units to all NEOs.

The Compensation Committee reviews information from a number of sources to determine the appropriate level and mix of executive compensation including:

•	performance reviews as described above;

•	compensation surveys;

•	reports and advice of our expert executive compensation consultant firm;

•	articles from newspapers and periodicals; and

•	compensation data summaries for each NEO prepared by the Company.

The Company subscribes to a number of compensation surveys. The primary one that the Compensation Committee uses for setting the compensation for US-based NEOs is the Radford Executive survey which surveys over 700 companies in the technology and life sciences industries. The Compensation Committee reviews a subset of the survey data with a focus on similarly situated companies of comparable revenue. For NEOs located outside the USA, the primary survey used by Compensation Committee is the Radford International survey.

The Compensation Committee has retained an expert executive compensation consultant firm called Compensia (“Compensation Consultant”) to provide additional competitive data on NEO compensation practices, and to provide input on strategy for using equity and other compensation vehicles for officers and employees. As no bonuses were awarded to NEOs under the Entrust 2007 Performance Bonus Plan, the Compensation Committee did not have the Compensation Consultant conduct an annual review of its total compensation program for the Chief Executive Officer.

In general, the Company targets its allocation between cash and non-cash and short-term and long-term incentive compensation with a view to the allocation by similarly situated companies with revenue comparable to those of the Company. Actual cash and equity incentive awards are set as a result of the performance of the Company or the individual, depending on the type of award, compared to established goals.

2007 Executive Compensation Components

For the fiscal year ended December 31, 2007, the principal components of compensation for NEOs were:

•	base pay, paid in cash;

•	variable pay, paid in cash;

•	equity incentives; and

•	benefits.

Base Pay

The Company provides NEOs and other employees with base salary to compensate them for services rendered during the fiscal year. Generally, when establishing the base pay level for an NEO, other than the CEO, the Compensation Committee considers the base pay of executive officers in similar positions of companies of comparable revenue and capitalization within the software industry and adjusts for: (a) the scope of the NEO’s responsibilities compared to the scope of those of executive officers in similar positions of companies of comparable size and capitalization, (b) the competitive demand for the NEO by other companies, (c) length of time in the role, and (d) an individual’s longer term performance at the Company. The Compensation Committee generally sets base pay for NEOs other than the CEO in the range of the 40th percentile to the 75th percentile of base paid to similarly situated executives of the companies in the relevant comparison group, with the majority of NEOs in the 50th to 75th percentile range.

When establishing the base pay level for the CEO, the Compensation Committee believes that the Company competes with many larger companies for CEO-level talent. Accordingly, as a result, the Compensation Committee generally sets compensation for the CEO, including base pay, at the 75th to 90th percentile paid to similarly situated CEOs of companies of comparable revenue and capitalization within the software industry. The Compensation Committee also takes into consideration the provisions of existing employment agreements with the CEO, which, for example, set the CEO’s base pay at $500,000.

Base pay is reviewed periodically after the Company’s performance review process and when new market data becomes available as well as upon a promotion or other change in job responsibility. There were no increases in base pay for NEOs in 2007.

Variable Pay

The Company uses variable pay primarily to reward NEOs for achieving with the Company’s short term business objectives and individual performance. The Company has two forms of variable pay for its NEOs. One form is for our sales executives who receive a non-equity incentive plan referred to below as the Company’s “2007 Sales Compensation Plan”. The other form is our annual bonus plans primarily for our non-sales NEOs and provides for awards for meeting specified Company-wide objectives, in an amount that is discretionary to the

Company. The variable pay for Peter Bello is an exception, he is a sales executive, but his variable pay comes from our annual bonus plans.

Generally, when establishing the potential variable pay available to NEOs, the Compensation Committee considers the variable pay potential of executive officers in similar positions of companies of comparable revenue and capitalization within the software industry and the recommendations of the Compensation Consultant. Actual variable pay awards are set based on Company performance against short term objectives and an individual’s performance. These variable pay potentials range from 45% to 50% of base salary for non-sales NEOs other than the CEO and up to approximately 100% of base pay salary for the Chief Executive Officer. For sales NEOs, other than Mr. Bello, these variable pay potentials range from approximately 70% to 85% of base salary.

For sales NEOs, the payment of variable pay is dependent upon a number of factors including:

•

whether global and regional recognized revenue of the Company exceeds certain thresholds set by the Compensation Committee at levels such that they would be met except in unusually adverse situations (if such thresholds are not met there would be no commissions);

•	whether commissionable product revenue and support bookings exceed certain sales objectives for each individual that were established based on;

•	the number of sales personnel assigned to a specific territory for which the sales NEO was responsible in 2006;

•	each such sales person’s respective territorial quotas (which in turn are based upon the expected revenue levels that are achievable in the territory assigned to such sales person); and

•	whether the sales executive achieved a threshold return on investment with in his sales territory.

There is no upper limit on the commissions that could be payable to the sales NEOs since these depend on sales for commissionable product revenue and support bookings, which at the time the plan was entered into were unknown. However, the Company generally expects actual commissions paid to pursuant these non-equity incentive plans to be within 80% to 110% of the target for each sales NEO, other than Mr. Bello.

Actual variable pay for a non-sales NEOs is determined by taking his or her target variable pay and adjusting for Company performance and individual performance. Company performance is judged by the criteria set forth in the relevant annual plan. For example, in 2007 Company performance was judged against growth in software license revenue and return on sales. Individual performance is judged for NEOs other than CEO by the Compensation Committee based on recommendation from the Chief Executive Officer. When considering performance of an individual NEO, the CEO looks to the performance of the functions reporting to the NEO and the NEOs effectiveness in enabling the Company to achieve its goals. Individual performance of the Chief Executive Officer is judged by the independent directors. The Board of Directors looks at the Company performance including revenue growth, return on sales, the achievement of strategic initiatives and overall financial management when assessing the individual performance of the CEO.

On June 20, 2007, the Entrust 2007 Performance Bonus Plan (the “2007 Plan”) became effective upon the approval of the Compensation Committee. The Compensation Committee determined which NEOs were eligible to receive awards under the plan and granted awards in such amounts and on such terms as it determined. There were two bonus pools potentially available under the 2007 Plan (collectively the “First Half Bonus Pool for 2007” and the “Second Half Bonus Pool for 2007”). The amount available in each of these two pools was dependent upon Entrust’s revenue growth and return on sales. Up to 100% of the First Half Bonus Pool for 2007 was potentially payable by Entrust to employees during the third calendar quarter of 2007. Up to 100% of the Second Half Bonus Pool for 2007 is potentially payable by Entrust to employees during the first calendar quarter of 2008. No amounts were available under the First Half Bonus Pool for 2007 and so no payouts were made.

Based on the achievement of applicable targets, the Second Half Bonus Pool for 2007 was $225,000. On February 4, 2008 the Compensation Committee approved awards to employees, other than NEOs, totaling $223,586 which will be paid on April 11, 2008.

On January 16, 2008, the Entrust Non-Deferred 2008 Performance Bonus Plan (the “2008 Plan”) became effective upon the approval of the Compensation Committee. The Compensation Committee, in its sole discretion, will determine which NEOs are eligible to receive awards under the 2008 Plan and will grant awards in such amounts and on such terms as it will determine provided that the aggregate amount of all such awards do not exceed the amount available for distribution under the 2008 Plan. There are four quarterly bonus pools under the 2008 Plan. The amount available in each quarterly pool is dependent upon Entrust’s revenue growth and return on sales. Up to 100% of each quarterly bonus pool in 2008 will be paid out by Entrust to employees during the subsequent calendar quarter. Awards will be payable in cash; provided, however, that if a quarterly bonus pool exceeds eight hundred thousand dollars ($800,000), then Entrust may in its discretion: (i) pay any portion of such sum that is in excess of that amount in restricted stock units out of Entrust’s 2006 Stock Incentive Plan with vesting criteria determined by the Compensation Committee; (ii) reduce the amount of the awards payable to the extent necessary so that the sum does not exceed that amount, or (iii) pay any portion of such sum that is in excess of the Bonus Pool Cash Target in cash or deferred cash upon additional terms determined by the Compensation Committee.

At the January 25, 2008 meeting, the Board of Directors created the 2008 Employee Retention Program. The Board of Directors noted that the Company had achieved break-even in 2007 while also generating a substantial increase in deferred revenue and the materially adverse affect on earnings of the significant increase in the value of the Canadian dollar and euro as compared to the US dollar in 2008. Moreover, by reducing employee headcount through attrition, the Company was able to increase employee productivity, measured as revenue per employee by just over a 15% increase in 2007. The Board of Directors agreed with the Company that continuing progress in improving Company performance would be dependent on retaining key employees that might consider employment alternatives due to the lack of 2007 bonus and the limited value of existing retention programs such as previous employee equity grants. Accordingly the Board of Directors created a retention program, with funding of up to $2.04 million and provided that the retention program be focused on retention of key individuals (high performance or high impact employees).

On February 19, 2008, the Company made the following retention awards (“Retention Awards”) to the NEOs of Entrust under the 2008 Plan: F. William Conner—$275,000; David Wagner—$75,000; Peter Bello—$45,000; Andrew Pinder—$75,000; Kevin Simzer—$75,000. Each NEO Retention Award is payable as follows: (i) one-seventh (1/7th) of the Retention Award shall vest and become payable at the end of each fiscal quarter of the Company over the seven (7) calendar quarters commencing on January 1, 2008, provided that the officer continues to be actively employed throughout the applicable quarter and up to and including the applicable payment date in respect of such quarter; (ii) payments of the vested portion of the Retention Award will be made on the first pay date following the end of the quarter for which a portion of the Retention Award has vested, and (iii) any unpaid portion of the Retention Award which remains outstanding shall vest and become payable within 60 days of the earliest of one of the following events: (1) the officer’s death, (2) the officer becoming disabled, (3) termination of the officer’s employment by the Company without Cause (as defined in the applicable retention award letter) or (4) the occurrence of an “Acquisition Event” (as defined in the Company’s 2006 Stock Incentive Plan). If the officer resigns his employment for any reason, he will forfeit any portion of the Retention Award that has not previously been paid. The awards were set to be less than the bonus awards made to NEOs in 2006.

Equity Incentives

Equity incentive awards are used primarily to achieve retention of key employees and to a motivate executives to create long term stockholder value. Generally, an NEO receives an initial equity grant upon commencement of employment and is considered for annual equity refreshers in subsequent years.

Historically, the Company’s equity awards to NEOs were in the form of stock options and the Company established the level of award for an NEO with retention as the primary goal and based the award level on those of executive officers in similar positions of companies of comparable revenue and capitalization within the software industry. Since 2005, the Company has focused not only on its need to retain and motivate key employees, but also on its desire to reduce the overhang of stock options issued in previous years, which could be dilutive to existing stockholders, and the need to control the expense of its stock incentive plans. In 2006, the Company made use of restricted stock unit grants and capped stock appreciation right (“SAR”) grants to NEOs which are less expensive to the Company for financial accounting purposes. These instruments are also less dilutive than traditional stock options. The Company’s SAR grants limit the maximum appreciation for each SAR at four times its exercise price. The Company took additional steps to reduce the expense of its employee equity-based incentive program including issuing equity grants with a seven year term instead of the prior 10 year term. In 2007, to simplify administration, the Company reverted to the use of options as opposed to SARs.

An initial equity grant is provided to an NEO upon hire based on market data provided to the Company relating to initial grants to individuals occupying similar positions at comparably situated companies, and the negotiated requirements of the NEO. Newly hired or promoted executives, other than executive officers, receive their award of stock options on the day of their hire or promotion or they day their initial grant is approved by the Compensation Committee, whichever is later. There were no initial equity grants to NEOs in 2007.

Annual equity award levels are determined based on market data and vary among participants based on their positions within the Company. Generally, when establishing long term incentive awards for executive officers, the Compensation Committee considers the awards to executive officers in similar positions of software companies of comparable size and the recommendations of the Compensation Consultant. Annual option grants to all executives, including the CEO, are generally exercisable as to one-fourth of the underlying shares on the first anniversary of the grant date, and as to one-thirty-sixth of the remaining underlying shares on the monthly anniversary of the date of grant for the subsequent 36 months. Restricted shares are generally exercisable as to one-fourth of the underlying shares on the first anniversary of the grant date, and one-fourth the following three anniversaries of the grant date. In respect of the NEO grants in February 2008, the Compensation Committee did not seek the advice the Compensation Consultant as the grants were consistent or lower than the 2007 annual equity award and the Company believed that the markets had not changed significantly. The CEO received 50,000 performance stock units in 2008 as an annual equity award, compared to a 2007 annual equity award of 70,000 performance stock units in 2007. The Compensation Committee made annual equity grants to NEOs on February 9, 2007 and February 4, 2008.

In respect of the February 9, 2007 annual equity grant, the level of grants for the NEOs other than the CEO was set at the low end of the range proposed by the Compensation Consultant in light of the substantial grant made in 2006. Moreover, the Compensation Committee split the equity grant for the NEOs, other than CEO, between stock options and restricted stock units (which we refer to as performance stock units) which vest on specified increases in the share price of the Company’s Common stock within one and two year periods. With respect to the CEO, the Committee determined that the CEO had earned an additional equity grant for his performance in 2006 and provided him a grant consisting wholly of 70,000 performance stock units. All such performance stock units granted to the NEOs on February 9, 2007 vest as to 50% on the first day on which the closing price of the Company’s Common Stock is at least $4.90 per share for at least 30 out of 60 consecutive trading days, including the day of vesting, by February 9, 2008. If such milestone is not met, such portion of such award will be forfeited. The remaining 50% will vest the first day of which the closing price of the Company’s Common Stock is at least $5.75 per share for at least 30 out of 60 consecutive trading days, including the day of vesting, by February 9, 2009. The first milestone for the performance stock unit was not met and so 50% of the initial grants performance stock units was forfeit in February 2008. If the second milestone is not met, the remaining portion of such awards will be forfeited.

As for the February 4, 2008 annual equity grant, the level of grants for the NEOs other than the CEO was set to be of similar or lower value to the grants made in 2007. The Compensation Committee split the equity grant for the NEOs, other than CEO, between stock options and restricted stock units. With respect to the CEO, the Compensation Committee provided him a grant consisting wholly of 50,000 performance stock units. All such performance stock units granted to the NEOs on February 4, 2008 vest as to 50% on the first day on which the closing price of the Company’s Common Stock is at least $2.47 per share for at least 30 out of 60 consecutive trading days, including the day of vesting, by February 4, 2009. If such milestone is not met, such portion of such award will be forfeited. The remaining 50% will vest the first day of which the closing price of the Company’s Common Stock is at least $2.90 per share for at least 30 out of 60 consecutive trading days, including the day of vesting, by February 4, 2010. If such milestone is not met, such portion of such award will be forfeited.

Options are awarded at the closing price of the Company’s Common Stock as reported on the NASDAQ Global Market on the date of the grant with two exceptions: (1) when the date of the award is during the Company’s blackout period commencing on the fifteenth day of the last month of each fiscal quarter until the beginning of the third business day after the public release of earnings for such quarter (“Blackout Period”), in which case the grant date will be the last trading day in the Blackout Period; and (2) when the date of award is on a day that the NASDAQ is closed, in which case the grant date will remain unchanged but the price will be the closing price on the date that the NASDAQ was last open. The Compensation Committee has not granted options with an exercise price that is less than the closing price of the Company’s Common Stock on the grant date, nor has it granted options which are priced on a date other than the grant date, with two exceptions: (i) options awarded to Mr. Pinder in October 2006 during the Blackout Period were granted on the last trading day of the Blackout Period; (ii) options awarded to Mr. McGrath on a date in February 2007 when the NASDAQ was closed were granted on such holiday but at the closing price on the date that the NASDAQ was last open. Prior to the exercise of an option or SAR, the holder has no rights as a stockholder with respect to the shares subject to such option, including voting rights and the right to receive dividends or dividend equivalents.

We do not allow NEOs to hedge the economic risk of ownership of the Company shares.

Benefits

The Company provides NEOs with benefits that the Company and the Compensation Committee believe are reasonable and consistent with its overall compensation program to better enable the Company to attract and retain superior employees for key positions. The Compensation Committee periodically reviews the levels of perquisites and other personal benefits provided to NEOs.

The key benefits available to NEOs at the Company comprise:

•	tax qualified savings plans (such as a 401(k) plan in the United States and a registered retirement savings plan (“ RRSP Plan”) in Canada);

•	employee benefits including health, dental and disability insurance;

•	severance agreements; and

•	change in control agreements.

All employees in the United States are eligible to participate in the Entrust 401(k) retirement saving plan (“Savings Plan”). The Savings Plan is a tax-qualified retirement savings plan pursuant to which all U.S. based associates, including the NEOs, are able to contribute the lesser of up to 25% of their annual salary or the limit prescribed by the Internal Revenue Service to the Savings Plan on a before-tax basis. The Company will match 75% of the first 6% of pay that is contributed to the Savings Plan. All contributions to the Savings Plan as well as any matching contributions are fully-vested upon contribution. The Company participates in tax-qualified savings plans in Canada, the United Kingdom and Germany where other NEOs or former NEOs reside.

The Company has entered into severance agreements with certain key employees, including all NEOs. These agreements are designed:

•	to promote stability and continuity of senior management;

•	to promote internal equity among NEOs in different jurisdictions; and

•	to reduce the potential of contentious negotiations in the event of an involuntary departure of a NEO.

The terms of each severance agreement, other than the change of control provisions, reflect the severance practices in the jurisdiction where the NEO resides at the time the agreement was negotiated for the NEO. The terms and conditions of each of these agreements are described in more detail under “Potential Payments on Termination of Change in Control” below.

The Company maintains a change in control program for its key officers that was initially structured by the Compensation Committee in 2003, mainly for the purpose of:

•

retaining the CEO despite his initial option grant being substantially under water. At that time, the CEO had requested that his initial option grant be repriced because the Company had been transformed and was on the path to profitability, yet the market price for the Company’s Common Stock was substantially less than the strike price of his initial option grant. The Compensation Committee decided not to reprice the option grant or to convert the option grant into a restricted stock grant, but to give the Chief Executive Officer the opportunity to grow the Company Common Stock price to the point where his initial stock option grant would be valuable. The Compensation Committee decided that he would be given a change in control payment to compensate him if the Company was acquired before he could achieve that growth;

•	rewarding key officers including the CEO and some NEOs that had been long-term employees for their part in the positive transformation of the Company since 2001; and

•

encouraging the CEO and some of the NEOs who would typically be materially involved in an acquisition of the Company to complete a merger advantageous to the stockholders despite the possibility that their employment would be terminated after the completion of such a merger.

The change in control agreements between the Company and each of the NEOs are described in more detail under “Potential Payments on Termination of Change in Control” below.

The Compensation Committee used the services of outside counsel and expert executive compensation consultants to prepare severance and change in control agreements for the Chief Executive Officer and selected NEOs. The Compensation Committee requested that change in control payments contemplated in the agreements be above average but within reasonable limits because of the multiple goals for the agreements. The CEO’s change in control agreement was unique because of the additional retention goal. The change in control for the CFO included enhanced severance on change of control that was not included in the agreement for the Chief Marketing Officer because it was believed that the Chief Marketing Officer would have substantial severance benefit by operation of Canadian common law.

NEO Compensation Arrangements

The following two tables below summarize the total compensation paid to or earned by each of the NEOs for the fiscal years ended December 31, 2007 and December 31, 2006.

Summary Compensation Table

Name and Principal Position (a)	Year (b)	Salary ($) (c )		Bonus ($) (d)		Stock Awards ($) (1) (e)	Option Awards ($) (2) (f)	Non-Equity Incentive Compensation ($) (g)	Change In Pension Value and Non- Qualified Deferred Compensation Earnings ($) (h)	All other Compensation ($) (i)		Total ($) (j)
F. William Conner	2007	500,000		—		247,013	486,064	—	—	21,861	(3)	1,254,938
President and Chief Executive Officer	2006	500,000		300,000	(4)	228,911	713,003	—	—	19,858	(5)	1,761,772

David Wagner	2007	255,000		—		40,453	131,385	—	—	9,266	(6)	436,104
Senior Vice President and Chief Financial Officer	2006	255,000		85,000	(7)	18,249	130,692	—	—	7,288	(8)	496,229

Peter Bello (9)	2007	250,000		—		34,739	56,394	—	—	45,995	(10)	387,128
Senior Vice President, US Federal and CALA Sales	2006	250,000		47,250	(11)	14,714	73,228	—	—	41,411	(12)	426,603

Sam Morcos (13)	2007	233,813		16,184	(14)	30,782	78,223	107,804	—	13,714	(15)	480,520
Senior Vice President Sales	2006	220,441				17,874	152,526	144,164	—	9,829	(16)	544,834

Andrew Pinder (17)	2007	336,420		—		3,361	463,968	—	—	33,371	(18)	837,120
Senior Vice President, EMEA & Global Government Sales Strategy	2006	51,528		—		—	104,547	—	—	4,394	(19)	160,469

Kevin Simzer (20)	2007	255,000		—		50,270	137,405	—	—	39,840	(21)	482,515
Senior Vice President and Chief Marketing Officer	2006	240,354	(22)	86,021	(23)	22,061	150,589	—	—	15,234	(24)	514,259

(1)	The amounts in column (e) reflect the dollar amounts recognized for financial statement reporting purposes for the fiscal years ended December 31, 2006 and December 31, 2007 in accordance with FAS 123(R) Stock Based Payment, and thus include amounts from awards granted in and prior to the applicable year. Assumptions used in the calculation of the fair value of these amounts for fiscal years ended December 31, 2004, 2005, and 2006, and 2007 are included in footnote 14 to the Company’s audited financial statements for the fiscal year ended December 31, 2007, included in the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on or around March 6, 2008. Assumptions used in the calculation of these amounts for awards granted in 2003 are included in the heading ‘Stock-Based Compensation’ in the footnote 2 ‘Significant Accounting Policies’ of the Company’s audited financial statements for the fiscal year ended December 31, 2003 included in the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 15, 2004.
(2)	The amounts in column (f) reflect the dollar amounts recognized for financial statement reporting purposes for the fiscal years ended December 31, 2006 and December 31, 2007 in accordance with FAS 123(R) Stock Based Payment, and thus include amounts from awards granted in and prior to the applicable year. Assumptions used in the calculation of the fair value of these amounts for fiscal years ended December 31, 2004, 2005, 2006, and 2007 are included in footnote 14 to the Company’s audited financial statements for the fiscal year ended December 31, 2007, included in the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on or around March 8, 2008. Assumption used in the calculation of these amounts for awards granted in 2003 are included in the heading ‘Stock-Based Compensation’ in the footnote 2 ‘Significant Accounting Policies’ of the Company’s audited financial statements for the fiscal year ended December 31, 2003 included in the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 15, 2004.
(3)	Comprised of payments by the Company to Mr. Conner’s 401(k) plan during 2007, payments by the Company in respect of premiums for Mr. Conner’s term life and disability insurance, and payments by the Company with respect to Mr. Conner’s tax preparation.
(4)	Comprised of $300,000 awarded under the 2006 Bonus Plan in February 2007 and payable in the first calendar quarter of 2007 and a discretionary bonus of $100,000. This data excludes a bonus of $500,000 awarded under the 2005 Bonus and Retention Plan in February 2007 but paid over eight calendar quarters commencing in the second quarter of 2006, on account of Company performance and Mr. Conner’s performance during 2005 (such payments are conditional upon Mr. Conner not voluntarily resigning for reasons other than for a good reason).
(5)	Comprised of payments by the Company to Mr. Conner’s 401(k) plan during 2006, payments by the Company in respect of premiums for Mr. Conner’s term life and disability insurance, and payments by the Company with respect to Mr. Conner’s tax preparation.
(6)	Comprised of payment by the Company to Mr. Wagner’s 401(k) plan during 2006, payments in respect of premiums for Mr. Wagner’s term life and disability insurance, and payments on account of Mr. Wagner’s fitness membership.

(7)	Comprised of $85,000 awarded under the 2006 Bonus Plan in February 2007 and payable in the first calendar quarter of 2007. This data excludes a bonus of $100,000 awarded under the 2005 Bonus and Retention Plan in February 2007 but paid over eight calendar quarters commencing in the second quarter of 2006, on account of Company performance and Mr. Wagners’s performance during 2005 (such payments are conditional upon Mr. Wagner not voluntarily resigning for reasons other than for a good reason).
(8)	Comprised of payment by the Company to Mr. Wagner’s 401(k) plan during 2006, payments in respect of premiums for Mr. Wagner’s term life and disability insurance, and payments on account of Mr. Wagner’s fitness membership.
(9)	Mr. Bello became Vice President of US Federal Sales in August 2, 2004 and became an executive officer in February 2006. On November 1, 2007 Mr. Bello was promoted to the position of Senior Vice President, US Federal and CALA Sales.
(10)	Comprised of contributions by the Company to Mr. Bello’s 401(k) plan during 2006, payment in respect of premiums for Mr. Bello’s term life and disability insurance, $28,800 paid by the Company on account of Mr. Bello’s rent of an apartment supplied by the Company together with utilities and an amount paid by the Company as a car allowance.
(11)	Comprised of $47,250 awarded under the 2006 Bonus Plan in February 2007 and payable in the first calendar quarter of 2007. This data excludes a bonus of $120,000 awarded under the 2005 Bonus and Retention Plan in February 2007 but paid over eight calendar quarters commencing in the second quarter of 2006, on account of Company performance and Mr. Bello’s performance during 2005 (such payments are conditional upon Mr. Bello not voluntarily resigning for reasons other than for a good reason).
(12)	Comprised of contributions by the Company to Mr. Bello’s 401(k) plan during 2006, payment in respect of premiums for Mr. Bello’s term life and disability insurance, $30,338 paid by the Company on account of Mr. Bello’s rent of an apartment supplied by the Company together with utilities and an amount paid by the Company as a car allowance.
(13)	Mr. Morcos was paid in Canadian currency and the data shown in this table are based on an exchange rate of $0.881764 USD = 1 $CDN for 2006 data and $0.93525 USD = 1$ CDN for 2007 data.
(14)	Mr. Morcos received this discretionary bonus in recognition of his successful recruiting efforts for the Company.
(15)	Comprised of contributions by the Company to Mr. Morcos’ Canada Pension Plan, contributions by the Company to Mr. Morcos’ Canadian Registered Retirement Savings Plan (RRSP), and contributions by the Company in respect of premiums for Mr. Morcos’ term life and disability insurance.
(16)	Comprised of contributions by the Company to Mr. Morcos’ Canada Pension Plan, contributions by the Company to Mr. Morcos’ Canadian Registered Retirement Savings Plan (RRSP), and contributions by the Company in respect of premiums for Mr. Morcos’ term life and disability insurance.
(17)	On October 29, 2006, Mr. Pinder was appointed as Senior Vice President, EMEA & Global Government Sales Strategy of Entrust (Europe) Ltd. Mr. Pinder resigned from his position as a member of Entrust, Inc.’s Board of Directors to accept his new appointment, and the data for 2006 in this table is compensation paid on account of his employment rather than as a result of his membership on the Board of Directors. Mr. Pinder is compensated in £. The data shown in this table are based on an exchange rate of $1.8403 USD = 1 £ for all 2006 data and $2.0025 USD = 1 £ for all 2007 data.
(18)	Comprised of contributions by the Company to Mr. Pinder’s defined contribution plan, contributions in respect of life insurance and disability insurance, a car allowance paid for by the Company, and for automotive fuel. The amount attributable to each such perquisite or benefit for Mr. Pinder does not exceed the greater of $25,000 or 10% of the total amount of perquisites received by Mr. Pinder.
(19)	Comprised of contributions by the Company for a car allowance paid for by the Company and automotive fuel.
(20)	Mr. Simzer relocated to the United States on November 9, 2006. Until such time, he was paid in Canadian currency and the data shown in this table for 2006 are based on an exchange rate of $0.881764 USD = 1 $CDN.
(21)	Comprised of a contribution by the Company to Mr. Simzer’s Canada Pension Plan, payment to Mr. Simzer’s Canadian Registered Retirement Savings Plan (RRSP), payments of premiums for Mr. Simzer’s term life and disability insurance, and payments for a relocation allowance, and payment by the company of tax advice received by Mr. Simzer concerning his relocation to the United States in 2006. The amount attributable to each such perquisite or benefit for Mr. Simzer does not exceed the greater of $25,000 or 10% of the total amount of perquisites received by Mr. Simzer.
(22)	Mr. Simzer’s salary through to November 9, 2006 was $270,000 Canadian dollars. It was then changed to $255,000 United States dollars as a result of his relocation.
(23)	Comprised of $85,000 awarded under the 2006 Bonus Plan in February 2007 and payable in the first calendar quarter of 2007 and an additional bonus in the amount of $1,020.56 that was paid to Mr. Simzer in 2006. This data excludes a bonus of $102,411.60 awarded under the 2005 Bonus and Retention Plan in February 2007 but paid over eight calendar quarters commencing in the second quarter of 2006, on account of Company performance and Mr. Simzer’s performance during 2005 (such payments are conditional upon Mr. Simzer not voluntarily resigning for reasons other than for a good reason).
(24)	Comprised of a contribution by the Company to Mr. Simzer’s Canada Pension Plan, payment to Mr. Simzer’s Canadian Registered Retirement Savings Plan (RRSP), payments of premiums for Mr. Simzer’s term life and disability insurance, and payments for a relocation allowance.

Employment, Non-Competition, Retention and Separation Agreements

Mr. Conner became the Company’s President and Chief Executive Officer in April 2001 with an annualized base salary of $500,000 which was established in his employment agreement entered into at that time. Pursuant to that agreement, Mr. Conner is eligible for an annual performance bonus in the target amount of 100% of base salary at the end of each calendar year in which he remains employed. He is entitled to four weeks of paid vacation per calendar year. Mr. Conner is entitled to participate in any retirement, retirement savings, group insurance, hospitalization, medical, dental, health, accident, disability or similar plan or program of the Company. Subject to the entitlements described in the Section below entitled “Potential Payments on Termination or Change in Control—Mr. Conner”, Mr. Conner’s employment is terminable at will.

Mr. Wagner became the Company’s Senior Vice President and CFO in April 2003. Mr. Wagner’s annual bonus potential is up to 50% of base salary at 100% achievement of individual management objectives and Company revenue targets, subject to review by the Compensation Committee of the Board of Directors. His annual bonus potential is not a target. The quantum of award is entirely at the discretion of the Company until the time of award. In addition, Mr. Wagner is entitled to four weeks of paid vacation per calendar year. Mr. Wagner is entitled to participate in any retirement, retirement savings, group insurance, hospitalization, medical, dental, health, accident, disability or similar plan or program of the Company. Subject to the severance entitlements described in the Section below entitled “Potential Payments on Termination or Change in Control—Mr. Wagner”, Mr. Wagner’s employment is terminable at will.

Mr. Bello became Vice President of US Federal Sales in August 2, 2004 and became an executive officer in February 2006. Mr. Bellow has an annual bonus potential of 45% of his base salary at 100% achievement of individual management objectives and revenue targets, subject to review by the Compensation Committee of the Board of Directors of the Company. His annual bonus potential is up to 45% of base salary at 100% achievement of individual management objectives and Company revenue targets, subject to review by the Compensation Committee of the Board of Directors. This annual bonus potential is not a target. The quantum of award is entirely at the discretion of the company until the time of award. In addition, Mr. Bello is entitled to four weeks of paid vacation per calendar year. Mr. Bello is entitled to participate in any retirement, retirement savings, group insurance, hospitalization, medical, dental, health, accident, disability or similar plan or program of the Company. Subject to the severance entitlements described in the section below entitled “Potential Payments on Termination or Change in Control—Mr. Bello”, Mr. Bello’s employment is terminable at will. On November 1, 2007 the Company and Mr. Bello entered into an oral agreement appointing Mr. Bello as Senior Vice President, US Federal and CALA Sales. This position will include US Federal Sales, Canadian Sales, Asian Sales, and Latin America Sales. Mr. Bello’s current living reimbursement ceased effective January 1, 2008 and he received a one-time lump sum payment of $20,000 for relocation immediately upon his relocation to Dallas Texas from McLean Virginia. Mr. Bello ceased serving as President of the Company’s wholly owned subsidiary Cygnacom Solutions, Inc. effective on the same date.

Entrust Limited (“EL”), a wholly owned subsidiary of the Company, entered into an employment agreement with Mr. Morcos in May 2005, who on that day was appointed as Senior Vice President, Sales of the Company with an annual base salary set at $250,000 CDN. He was also eligible for annual sales incentive payments of $180,000 CDN at 100% achievement of objectives and revenue targets that are annually set by the Company’s Compensation Committee. In addition, Mr. Morcos was entitled to four weeks of paid vacation per calendar year and Mr. Morcos was entitled to participate in any retirement, retirement savings, group insurance, hospitalization, medical, dental, health, accident, disability or similar plan or program of the Company. In Mr. Morcos’ 2007 Sales Compensation Plan, the payment of sales commissions was dependent upon whether certain global and regional recognized revenue of the Company exceeded certain thresholds. If these thresholds were not met, he would not be entitled to any commissions on account of commissionable product revenue and support bookings in the applicable period. If these thresholds were met, the commissions in respect of sales for commissionable product revenue and support bookings would be payable. The thresholds were met for each period that the sales compensation plans have been in place. Accelerators would also be applied once the commissionable product revenue and support bookings exceed certain sales objectives that were established. There was no upper limit on the commissions that could be payable to Mr. Morcos since these depend on sales for commissionable product revenue and support bookings, which at the time the plan was entered into were unknown. However, the Company generally expects actual commissions paid pursuant to these non-equity incentive plans to be within 80% to 110% of the NEO’s target commission rate, which for Mr. Morcos was $180,000 CDN at 100% achievement.

On November 1, 2007 EL and Mr. Morcos entered into an agreement that provided that his employment will end on October 31, 2008. This agreement was amended on February 5, 2008 and the termination date was changed to February 14, 2008. As a result, Mr. Morcos received certain benefits arising from his separation from the Company—see section below entitled “Potential Payments on Termination or Change in Control—Mr. Morcos.

On October 29, 2006, Entrust (Europe) Ltd., a subsidiary of Entrust, Inc., entered into a Contract of Employment with Andrew Pinder to serve as the Senior Vice President, EMEA & Global Government Sales Strategy of Entrust (Europe) Ltd. Mr. Pinder resigned from his position as a member of Entrust, Inc.’s Board of Directors to accept his new appointment. Mr. Pinder’s annual base salary is £168,000. He is also eligible for discretionary annual bonus in the range of up to 50% of his base salary. Payment of a bonus is dependent on a number of factors, including personal performance and company performance. Subject to the entitlements described in the section below entitled “Potential Payments on Termination or Change in Control—Mr. Pinder”, Mr. Pinder’s employment is terminable at will.

Mr. Simzer became Senior Vice President of Marketing in August 2003. In 2006, Mr. Simzer’s employment was transferred directly to the Company from EL, in connection with Mr. Simzer’s relocation to the United States from Canada. His annual bonus potential is up to 50% of base salary at 100% achievement of individual management objectives and Company revenue targets, subject to review by the Compensation Committee of the Board of Directors. This annual bonus potential is not a target. The quantum of award is entirely at the discretion of the Company until the time of award. In addition, Mr. Simzer is entitled to four weeks of paid vacation per calendar year and is entitled to participate in any retirement, retirement savings, group insurance, hospitalization, medical, dental, health, accident, disability or similar plan or program of the Company. Subject to the severance entitlements described in the section below entitled “Potential Payments on Termination or Change in Control—Mr. Simzer,” Mr. Simzer’s employment is terminable at will.

Grants of Plan Based Awards

Name (a)	Grant Date (b)	Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#) (i)		All Other Option Awards: Number of Securities Underlying Options (#) (j)		Exercise or Base Price of Option Awards ($.sh) (k)	Grant Date Fair Value of Stock and Option Awards ($) (l)
		Threshold ($) (c)	Target ($) (d)	Maximum ($) (e)	Threshold (#) (f)	Target (#) (g)	Maximum (#) (h)
F. William Conner	2/9/2007	—	—	—	—	—	—	70,000	(1)	—		—	295,400	(2)
David J. Wagner	2/9/2007	—	—	—	—	—	—	—		25,000	(3)	4.22	54,047	(4)
	2/9/2007	—	—	—	—	—	—	10,000	(1)	—		—	42,200	(2)
Peter J. Bello	2/9/2007	—	—	—	—	—	—	—		25,000	(3)	4.22	54,047	(4)
	2/9/2007	—	—	—	—	—	—	10,000	(1)	—		—	42,200	(2)
Sam F Morcos	2/9/2007	—	—	—	—	—	—	—		30,000	(3)	4.22	64,856	(4)
	2/9/2007	—	—	—	—	—	—	15,000	(1)	—		—	63,300	(2)
					—	—	—	—		—		—
Andrew Pinder	—	—	—	—	—	—	—	—		—		—	—
Kevin Simzer	2/9/2007	—	—	—	—	—	—	—		25,000	(3)	4.22	54,047	(4)
	2/9/2007	—	—	—	—	—	—	20,000	(1)	—		—	84,400	(2)

(1)	Represents an award of restricted stock units that vest as to 50% of the first day on which the closing price of the stock is at least $4.90 per share for at least 30 out of 60 consecutive trading days, including the day of vesting, by February 9, 2008. If such milestone is not met, such portion of such award will be forfeited. The remaining 50% will vest the first day of which the closing price of the stock is at least $5.75 per share for at least 30 out of 60 consecutive trading days, including the day of vesting, by February 9, 2009. If such milestone is not met, such portion of such award will be forfeited.
(2)	Represents the grant date fair value of $4.22 per share based on the market closing price on date of grant.
(3)	Represents a Stock Option that is exercisable as to 25% of the original number of shares of common stock on the first anniversary of the grant date and thereafter as to an additional 1/36th of the remaining number of shares on the day of the month of the grant date for each of the next 36 months after the grant date.
(4)	Represents the grant date fair value of $2.16 per stock option award estimated using the Black-Scholes option valuation model. This valuation is in accordance with the accounting valuation recognized under FASB Statement No. 123 (revised) ‘Share-Based Payment’.

Outstanding Equity Awards at Fiscal Year-End

		Option Awards							Stock Awards
(a)			(b)	(c)		(d)	(e)	(f)	(g)		(h)	(i)	(j)
Name	Plan	Grant Date	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market Or Payout Value Of Unearned Shares, Units, or Other Rights That Have Not Vested ($)
F. William Conner	1996	11/5/1998	37,000	—		—	16.63	11/5/2008	—		—	—	—
	1996	4/22/2001	2,000,000	—		—	6.87	4/22/2011	—		—	—	—
	Special	4/22/2001	2,000,000	—		—	6.87	4/22/2011	—		—	—	—
	1996	8/27/2002	250,000	—		—	4.00	8/27/2012	—		—	—	—
	1996	8/1/2003	500,000	—		—	3.20	8/1/2013	—		—	—	—
	1996	1/30/2004	300,000	—		—	4.97	1/30/2014	—		—	—	—
	1996	4/29/2005	—	—		—	—	—	35,000	(1)	67,550	—	—
	1996	4/29/2005	206,250	18,750	(2)	—	3.78	4/29/2012	—		—	—	—
	1996	11/7/2005	—	—		—	—	—	25,000	(1)	48,250	—	—
	1996	11/7/2005	17,014	7,986	(3)	—	4.62	11/7/2012	—		—	—	—
	1996	2/16/2006	120,312	142,188	(4)	—	3.83	2/16/2013	—		—	—	—
	2006	8/31/2006	—	—		—	—	—	25,000	(5)	48,250	—	—
	2006	8/31/2006	—	—		—	—	—	37,500	(1)	72,375	—	—
	2006	8/31/2006	133,333	266,667	(2)	—	3.54	8/31/2013	—		—	—	—
	2006	2/9/2007	—	—		—	—	—	70,000	(6)	135,100	—	—

David J. Wagner	1996	2/19/1998	2,224	—		—	6.25	2/19/2008	—		—	—	—
	1999	1/31/2002	100,200	—		—	6.75	(7)	—		—	—	—
	1999	7/29/2002	40,000	—		—	2.46	7/29/2012	—		—	—	—
	1996	8/1/2003	80,000	—		—	3.20	8/1/2013	—		—	—	—
	1996	1/30/2004	25,000	—		—	4.97	1/30/2014	—		—	—	—
	1996	4/29/2005	—	—		—	—	—	3,750	(1)	7,238	—	—
	1996	4/29/2005	27,500	2,500	(2)	—	3.78	4/29/2012	—		—	—	—
	1996	11/7/2005	—	—		—	—	—	1,250	(1)	2,413	—	—
	1996	11/7/2005	5,104	2,396	(3)	—	4.62	11/7/2012	—		—	—	—
	1996	2/16/2006	18,906	22,344	(4)	—	3.83	2/16/2013	—		—	—	—
	2006	8/17/2006	—	—		—	—	—	13,125	(1)	25,331	—	—
	2006	8/17/2006	47,500	95,000	(8)	—	3.19	8/17/2013	—		—	—	—
	2006	2/9/2007	—	—		—	—	—	10,000	(6)	19,300	—	—
	2006	2/9/2007	—	25,000	(9)	—	4.22	2/9/2014	—		—	—	—

Peter J. Bello	1996	2/9/1998	15,000	—		—	6.25	2/9/2008	—		—	—	—
	1999	1/2/2001	20,000	—		—	12.38	1/2/2011	—		—	—	—
	1999	1/31/2002	30,750	—		—	6.75	(10)	—		—	—	—
	1999	4/29/2002	20,000	—		—	4.00	4/29/2012	—		—	—	—
	1999	7/29/2002	25,000	—		—	2.46	7/29/2012	—		—	—	—
	1999	8/1/2003	12,000	—		—	3.20	8/1/2013	—		—	—	—
	1999	1/30/2004	25,000	—		—	4.97	1/30/2014	—		—	—	—
	1999	8/19/2004	12,500	2,500		—	2.81	8/19/2014	—		—	—	—
	1999	4/29/2005	—	—		—	—	—	2,500	(1)	4,825	—	—
	1999	4/29/2005	18,333	1,667	(2)	—	3.78	4/29/2012	—		—	—	—
	1996	11/7/2005	—	—		—	—	—	1,250	(1)	2,413	—	—
	1999	11/7/2005	5,104	2,396	(3)	—	4.62	11/7/2012	—		—	—	—
	1996	2/16/2006	18,906	22,344	(4)	—	3.83	2/16/2013	—		—	—	—
	2006	8/17/2006	—	—		—	—	—	11,250	(1)	21,713	—	—
	2006	8/17/2006	6,250	12,500	(2)	—	3.19	8/17/2013	—		—	—	—
	2006	2/9/2007	—	—		—	—	—	10,000	(6)	19,300	—	—
	2006	2/9/2007	—	25,000	(9)	—	4.22	2/9/2014	—		—	—	—

		Option Awards							Stock Awards
(a)			(b)	(c)		(d)	(e)	(f)	(g)		(h)	(i)	(j)
Name	Plan	Grant Date	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market Or Payout Value Of Unearned Shares, Units, or Other Rights That Have Not Vested ($)
Sam F Morcos	1996	5/20/2005	—	—		—	—	—	7,500	(1)	14,475	—	—
	1996	5/20/2005	114,583	35,417	(3)	—	4.17	5/20/2012	—		—	—	—
	1996	2/16/2006	17,187	20,313	(4)	—	3.83	2/16/2013	—		—	—	—
	2006	8/31/2006	—	—		—	—	—	3,750	(1)	7,238	—	—
	2006	2/9/2007	—	—		—	—	—	15,000	(6)	28,950	—	—
	2006	2/9/2007	—	30,000	(2)	—	4.22	2/9/2014	—		—	—	—

Andrew Pinder	1996	7/30/2004	24,000	—		—	2.79	7/30/2014	—		—	—	—
	1996	5/6/2005	24,399	3,935	(12)	—	3.97	5/6/2013	—		—	—	—
	1996	11/7/2005	—	—		—	—	—	500	(13)	965	—	—
	1996	5/5/2006	—	—		—	—	—	1,333	(13)	2,573	—	—
	1996	5/5/2006	7,917	7,083	(12)	—	3.32	5/5/2013	—		—	—	—
	2006	11/2/2006	81,250	218,750	(14)	—	3.95	11/2/2013	—		—	—	—
	2006	11/2/2006	75,000	225,000	(15)	—	3.95	11/2/2013	—		—	—	—

Kevin Simzer	1996	2/19/1998	1,068	—		—	6.25	2/19/2008	—		—	—	—
	1999	1/31/2002	98,412	—		—	6.75	(16)	—		—	—	—
	1999	7/29/2002	73,000	—		—	2.46	7/29/2012	—		—	—	—
	1996	8/1/2003	60,000	—		—	3.20	8/1/2013	—		—	—	—
	1996	1/30/2004	30,000	—		—	4.97	1/30/2014	—		—	—	—
	1996	4/29/2005	—	—		—	—	4/29/2012	3,750	(1)	7,238	—	—
	1996	4/29/2005	27,500	2,500	(2)	—	3.78	—	—		—	—	—
	1996	11/7/2005	—	—		—	—	11/7/2012	3,750	(1)	7,238	—	—
	1996	11/7/2005	17,014	7,986	(3)	—	4.62	—	—		—	—	—
	1996	2/16/2006	18,906	22,344	(4)	—	3.83	2/16/2013	—		—	—	—
	2006	8/17/2006	—	—		—	—	—	13,125	(1)	25,331	—	—
	2006	8/17/2006	47,500	95,000	(8)	—	3.19	8/17/2013	—		—	—	—
	2006	2/9/2007	—	—		—	—	—	20,000	(6)	38,600	—	—
	2006	2/9/2007	—	25,000	(2)	—	4.22	2/9/2014	—		—	—	—

(1)	Represents an award of restricted stock units that vest as to 25% of the common stock on each of the first, second, third and fourth anniversaries of the grant date.
(2)	Represents an award of stock options that vest as to 25% of the original number of common stock on the date of the grant of the option and as to an additional 1/36th of the remaining number of common stock on that day of the month for each of the next 36 months thereafter.
(3)	Represents an award of stock options that vest as to 50% of the original number of common stock on the grant date, and as to an additional 1/36th of the remaining number of common stock on that day of the month for each of the next 36 months thereafter beginning on the first anniversary of the grant date.
(4)	Represents an award of stock appreciations rights that vest as to one-quarter of the original number of common stock on the first anniversary of the grant date and thereafter as to an additional 1/36th of the remaining number of common stock on the day of the month of the grant date for each of the next 36 months.
(5)	Represents an award of restricted stock units that vest as to 50% of the first day on which the closing price of the stock is at least $4.15 per share for at least 30 out of 60 consecutive trading days, including the day of vesting, by August 31, 2007. If such milestone is not met, such portion of such award will be forfeited. The remaining 25,000 restricted stock units will vest the first day of which the closing price of the stock is at least $4.90 per share for at least 30 out of 60 consecutive trading days, including the day of vesting, by February 29, 2008. If such milestone is not met, such portion of such award will be forfeited.
(6)	Represents an award of restricted stock units that vest as to 50% of the first day on which the closing price of the stock is at least $4.90 per share for at least 30 out of 60 consecutive trading days, including the day of vesting, by February 9, 2008. If such milestone is not met, such portion of such award will be forfeited. The remaining 50% will vest the first day of which the closing price of the stock is at least $5.75 per share for at least 30 out of 60 consecutive trading days, including the day of vesting, by February 9, 2009. If such milestone is not met, such portion of such award will be forfeited.
(7)	This award was made as part of a repricing by the Company of certain options previously awarded to Mr. Wagner in the Company in 2002. Of this award, 10,000 will expire on February 19. 2009, 25,001will expire on May 15, 2010, and 65,199 will expire on January 26, 2011.
(8)	Represents an award of stock options that vest as to 25% of the original number of common stock on the grant date, and as to an additional 1/36th of the remaining of common stock on that day of the month for each of the next 36 months thereafter beginning on the first anniversary of the grant date. 120,000 of such stock options were awarded for exchange of the change in control bonus plan.

(9)	Represents an award of stock options that vest as to 25% of the original number of common stock on the first anniversary of the grant date and thereafter as to an additional 1/36th of the remaining number of common stock on the day of the month of the grant date for each of the next 36 months after the grant date.
(10)	This award was made as part of a repricing by the Company of certain options previously awarded to Mr. Bello in 2002. Of these, 10,000 will expire on July 12, 2009, 6,000 will expire on January 30, 2010, 12,500 will expire on October 6, 2010, and 2,250 on January 31, 2012.
(11)	Represents an award of restricted stock units that vest as to 25% of the common stock, without further consideration, on the first, second, third and fourth anniversaries of the grant date (August 31, 2006).
(12)	Represents an award of stock appreciations rights that vest as to one-third of the original number of common stock on the first anniversary of the grant date and as to an additional 1/24th of the remaining number of common stock on the day of the month of the grant date for each of the next 24 months thereafter.
(13)	Represents an award of restricted stock units that vest as to 1/3 of the common stock on each of the first, second and third anniversaries of the grant date.
(14)	Represents an award of stock options that vest as to 25% of the original number of common stock on November 2, 2006 and as to an additional 1/36th of the remaining number of common stock on that day of the month beginning on the first anniversary of November 2, 2006 for each of the next 36 months thereafter.
(15)	Represents an award of performance stock options. For each semi-annual period for 2007 and 2008, one quarter of performance options would be available for vest (75,000 options). For each six-month period: (i) non-US government license revenue exceeds 1.05 of non-US government license revenue for the previous semi-annual period, 33.3% vest; (ii) non-US government license revenue exceeds 1.075 of non-US government license revenue for the previous semi-annual period, 33.3% vest, (iii) and non-US government license revenue exceeds 1.10 of non-US government license revenue for the previous semi-annual period, 33.3% vest. Any revenue for the potential CIITE transaction will not be included in recognized revenue for 2006 or 2007 for the purpose of the above calculations.
(16)	This award was made as part of a repricing by the Company of certain options previously awarded to Mr. Simzer in 2002. Of these, 12,000 will expire on July 20, 2008, 4,000 will expire on May 31, 2009, 27,000 will expire on May 22, 2010, 29,412 will expire on August 24, 2010, 11,000 will expire on January 18, 2011, and 15,000 will expire on January 31, 2012.

In the table above, there are references to four plans—“1996”, “1999”, “2006” and “Special”. On a respective basis, these correspond to the following:

•	Amended and Restated 1996 Stock Incentive Plan, as amended (the “1996 Plan”);

•	1999 Non-Officer Employee Stock Incentive Plan, as amended (the “1999 Plan”);

•	Entrust, Inc. 2006 Stock Incentive Plan (the “2006 Plan”); and

•	Special Non-Statutory Stock Option Agreement between Mr. Conner and the Company (“Special Plan”).

On March 15, 2006, the Board of Directors adopted resolutions to approve entry into the 2006 Plan. The 2006 Plan was approved by the stockholders of the Company on May 4, 2007 and the 1996 Plan, the enCommerce, Inc. 1997 Stock Option Plan, as amended and restated, and the 1999 Plan (collectively the “Prior Plans”), were all terminated and no further grants were permitted under the Prior Plans. These actions were approved by the stockholders of the Company on May 4, 2007. Termination of the Prior Plans does not affect awards that are outstanding under the Prior Plans.

In respect of the Special Plan, in April 2001, as an inducement essential to Mr. Conner’s entering into an employment agreement with the Company as its President and CEO, the Board of Directors approved the grant of an option to Mr. Conner for 2,000,000 shares of Common Stock at an exercise price of $6.87 per share. The Board of Directors is required to make appropriate adjustments in connection with the option to reflect any stock split, stock dividend, recapitalization, spin-off or other similar event. Unless earlier terminated, those options will expire on April 22, 2011.

The following table sets out the option awards that were exercised and the stock awards that vested for each of the NEOs during 2007:

Option Exercises and Stock Vested

	Option Awards		Stock Awards
Name (a)	Number of Shares Acquired On Exercise (#) (b)	Value Realized on Exercise ($) (c)	Number of Shares Acquired on Vesting (#) (d)	Value Realized on Vesting ($) (e) (1)
F. William Conner	—	—	67,500	221,900
David Wagner	—	—	6,785	17,525
Peter Bello	—	—	5,625	13,856
Sam Morcos	—	—	5,000	17,000
Andrew Pinder			1,167	3,383
Kevin Simzer	—	—	8,125	19,862

(1)	The dollar amount shown above for stock awards are determined by multiplying the number of shares or unite, as applicable, that vested by the per share closing price of the Company’s Common Stock on the vesting date.

Pension Benefits

The Company has no pension plans that provide for payments or other benefits at, following, or in connection with retirement.

Non-Qualified Deferred Compensation

The Company has no defined contribution or other plan that provides for the deferral of compensation on a basis that is not tax-qualified.

Potential Payments on Termination or Change in Control

The tables below reflect the amount of compensation potentially payable to each of the NEOs of the Company in the event of termination of such NEO’s employment.

The potential amounts reflected below assume that such termination was effective as of December 31, 2007 based on the fair market value of the Company’s Common Stock equal to $1.93, and thus include amounts earned through such time and are estimates of the amounts which would be paid out to the executives upon their termination. The actual amounts to be paid out can only be determined at the time of such NEO’s separation from the Company. Following each table is a narrative description of the applicable NEOs separation arrangements with the Company.

Mr. Conner:

The following table shows the potential payments payable to Mr. Conner, the Company’s President and CEO, upon voluntary termination within 12 months following a change in control, involuntary not for cause termination, voluntary termination for good reason, for cause termination, involuntary termination in contemplation of a change in control, or involuntary termination within three years following a change in control.

Item	Voluntary Termination Within 12 Months Following a Change In Control ($)		Involuntary Not For Cause Termination, or Voluntary Termination For Good Reason ($)		Involuntary Termination In Contemplation of a Change-in- Control ($)		Involuntary Termination Within Three Years Following Change In Control ($)
Severance	3,000,000	(1)	2,000,000	(2)	3,000,000	(1)	3,000,000	(1)
Pro-rata Annual Incentive Award(3)	500,000		—		500,000		500,000
Immediate vesting of all options that are scheduled to vest within 18 months of the date of termination, and the right to exercise any vested stock options for 180 days, or the remainder of the exercise period if less(4)	—		—		—		—
Immediate vesting of all options, and the right to exercise any vested stock options for 12 months or the remainder of the exercise period, if less(5)	—		—		—		—
Elimination of all restrictions on deferred stock awards outstanding at the time of termination of employment(6)	371,525		—		371,525		371,525
Continued participation in all medical, health, and life insurance plans(7)	43,601		43,601		43,601		43,601
Excise Tax Gross Up(8)	1,636,820		—		1,636,820		1,636,820

(1)	Mr. Conner is entitled to payment of 3.0 times the sum of his base salary and his annual incentive opportunity for the year of termination, payable on a lump sum basis not later than 15 days following termination.
(2)	Mr. Conner is entitled to payment of 2.0 times the sum of his base salary and his annual incentive opportunity for the year of termination, payable on a lump sum basis not later than 15 days following termination.
(3)	Mr. Conner is entitled to a pro rata annual incentive award for the year in which termination occurs, payable within fifteen days following termination.

(4)	In the event of involuntary, not for cause termination or voluntary termination for good reason, Mr. Conner is entitled to immediate vesting of all options that are scheduled to vest within 18 months of the date of termination and the right to exercise any vested stock options for 180 days, of the remainder of the exercise period. At the closing price of the Company’s Common Stock of $1.93 per share on December 31, 2007, the value of this acceleration was nil as Mr. Conner’s options were all issued at prices greater than $1.93.
(5)	In the event of termination (voluntary or involuntary) within 36 months of a change in control, Mr. Conner is entitled to immediate vesting of all options, and the right to exercise any vested stock options for 12 months or the remainder of the exercise period, if less. At the closing price of the Company’s Common Stock of $1.93 per share on December 31, 2007, the value of this acceleration was nil as Mr. Conner’s options were all issued at price greater than $1.93.
(6)	In the event of termination (voluntary or involuntary) within 36 months of a change in control, Mr. Conner is entitled to immediate vesting of all options, and the right to exercise any vested stock options for 12 months or the remainder of the exercise period, if less. The value of this acceleration was $371,525 based upon the closing price of the Company’s Common Stock of $1.93 per share on December 31, 2007.
(7)	Estimate is based on the costs to the Company of providing these benefits to Mr. Conner during 2007. Mr. Conner is entitled to continued benefits until the earlier of: (i) 36 months; (ii) the date that he receives equivalent coverage from a subsequent employer; and (iii) death. This data is based on an assumption that these benefits will be provided for the full 36 months. If Mr, Conner is precluded from participating in these benefits then he will receive cash payments equal on an after-tax basis to his cost of obtaining the benefits, based on the lowest reasonable cost that would be incurred in obtaining these benefits on an individual basis, payable quarterly in advance.
(8)	Mr. Conner is entitled to excise tax gross up benefits if any payments under any plan, arrangement or agreement with the Company are subject to the excise tax under Section 4999 of the Internal Revenue Code of 1986, as amended. This payment (or payments, if applicable) is due on the 30th day (or an earlier date if the tax is due and payable to the Government) after it has been determined that any payments made to Mr. Conner are subject to excise tax, provided, that if these taxes cannot be estimated by this date, Mr. Conner will be paid an estimate of this amount and the remainder will be paid as soon as such amount can be determined. The effect of this is that the Company, rather than Mr. Conner, bears the financial cost of the excise tax, including any penalties, interest, and related costs.

On February 2, 2004, Mr. Conner and the Company entered into a Severance and Change in Control Agreement (the “Conner Severance & CIC Agreement”). Pursuant to this agreement, if Mr. Conner terminates his employment for good reason (as described below), or the Company terminates Mr. Conner’s employment without cause (as defined in the Conner Severance & CIC Agreement), prior to, or without contemplation of, a change in control event (as defined in the Conner Severance & CIC Agreement), then Mr. Conner’s entitlements will include (i) a severance benefit in an amount equal to 2.0 times the sum of his base salary and his target annual incentive opportunity for the year in which employment termination occurs; and (ii) immediate acceleration of vesting of all options which would otherwise vest within 18 months of his termination and the right to exercise any vested stock options for 180 days or the remainder of the exercise period, if less. However, if Mr. Conner terminates his employment for good reason or the Company terminates Mr. Conner’s employment without cause (other than due to death or disability) in contemplation of, or within three years after a change in control, then Mr. Conner’s entitlement will include: (a) a severance benefit in an amount equal to 3.0 times the sum of his base salary and his target annual incentive opportunity for the year in which employment termination occurs, payable in lump sum following his termination; (b) a pro rata annual incentive award for the year in which termination occurs assuming he would have received his annual incentive for such year, payable in lump sum following his termination; (c) elimination of all restrictions on any restricted or deferred outstanding stock awards; (d) immediate vesting of all outstanding stock options and the right to exercise such stock options for 12 months or the remainder of the exercise period, if less; (e) settlement of all deferred compensation arrangements; and (f) continued participation in all medical, health and life insurance plans for a period of up to 36 months.

Under the Conner Severance & CIC Agreement, a change in control event includes a merger of the Company with any other entity, other than a merger or consolidation which would result in the voting securities of the Company continuing to represent more than 70% of the combined voting power of the resulting entity. Further, “good reason” under the Conner Severance & CIC Agreement means a termination of Mr. Conner’s employment at his initiative following the occurrence, without Mr. Conner’s written consent, of one or more of the following events: (i) any change in Mr. Conner’s title or the assignment of any duties or responsibilities inconsistent in any material and adverse respect with Mr. Conner’s position or which represent a material diminution of Mr. Conner’s duties or responsibilities; (ii) a decrease in Mr. Conner’s annual base salary or target annual incentive award opportunity or notice from the Company’s Board of Directors to materially reduce or eliminate his Severance Benefits; (iii) any failure to secure the agreement of any successor corporation or other entity to the Company to fully assume the Company’s obligations to Mr. Conner under this Agreement; (iv) a relocation of Mr. Conner’s principal place of employment to a location that increases the distance the Mr. Conner is required to commute from his primary residence immediately prior to the change in control, by more than 25 miles; (v) any significant increase (as compared to the amount of travel conducted by Mr. Conner prior to the change in control) in the amount of travel or any substantial change in the destination of such travel necessary for Mr. Conner to perform his job responsibilities; (vi) any material unremedied breach by the Company of the terms and conditions of Mr. Conner’s employment, including any employment agreement; (vii) any termination by the Mr. Conner within 12 months following a change in control; (viii) any material unremedied breach by the Company of the terms and conditions of Mr. Conner’s employment, including any employment agreement; or (ix) a failure to nominate or re–elect Mr. Conner as a member of the Board of Directors.

Under the terms of the Conner Severance & CIC Agreement Mr. Conner also agreed to customary confidentiality, non-solicitation and non-competition obligations; provided however, that the non-competition obligations do not apply if his employment is terminated by the Company without cause (other than due to death or disability), or if Mr. Conner voluntarily terminates his employment for good reason (including any reason within 12 months following a change in control) within three years after a change in control has occurred (or any such termination in contemplation of such change in control). The Conner Severance & CIC Agreement also provides that if any payments or benefits under the Conner Severance & CIC Agreement or any other plan, arrangement or agreement with the Company or any of its affiliates are subject to the excise tax under Section 4999 of the Internal Revenue Code 1986, as amended, the Company will provide Mr. Conner with an additional payment to compensate for such excise tax. The effect of this provision is that the Company, rather than Mr. Conner, bears the financial cost of the excise tax.

On February 2, 2004, the Company also entered into a letter agreement with Mr. Conner (the “Conner CIC Bonus Agreement”) pursuant to which the Company granted Mr. Conner the right to receive an additional bonus upon the occurrence of a change in control (a “CIC Bonus”). This size of the CIC Bonus varies in value between $200,000 and $5,000,000 based on the fair market value of the Company’s Common Stock on the date that a change in control occurs; provided, however, that no bonus shall be payable if the fair market value of the Common Stock is less than $3.20 per share. Had a change in control occurred on December 31, 2007 based on the fair market value of the Company’s Common Stock equal to $1.93, no such CIC Bonus would be payable.

The Conner CIC Bonus Agreement incorporates by reference the terms and conditions of the Company’s change in control Bonus Incentive Plan (the “Plan”) which was adopted by the Company’s Board of Directors in December 2003. The Plan defines “change in control”, “cause” and “good reason” to have substantially the same meaning as specified in the Conner Severance & CIC Agreement. Under the terms of the Plan, a participant must be an employee immediately prior to a change in control in order for the CIC Bonus to be payable. However, if Mr. Conner suffers a termination in contemplation of a change in control, Mr. Conner will be entitled to receive full payment. If Mr. Conner’s employment is terminated for cause at any time prior to a change in control, Mr. Conner will forfeit the CIC Bonus under the Plan and will not receive any consideration for the cancellation of such CIC Bonus.

Mr. Wagner:

The following table shows the potential payments payable to Mr. Wagner, Senior Vice President and Chief Financial Officer, upon voluntary termination not within 12 months following a change in control, voluntary termination within 12 months following a change in control, involuntary not for cause termination, voluntary termination for good reason, for cause termination, involuntary termination in contemplation of a change in control, involuntary termination within three years following a change in control, or death/disability.

Item	Voluntary Termination Within 12 Months Following a Change In Control ($)		Involuntary Not For Cause Termination, or Voluntary Termination For Good Reason ($)		Involuntary Termination In Contemplation of a Change-in-Control ($)		Involuntary Termination Within Three Years Following Change In Control ($)
Severance	956,250	(1)	573,750	(2)	956,250	(1)	956,250	(1)
Pro-rata Annual Incentive Award(3)	127,500		—		127,500		127,500
Elimination of all restrictions or deferred stock awards outstanding at the time of termination of employment(4)	54,281		—		54,281		54,281
Continued participation in all medical, health, and life insurance plans(5)	29,067		29,067		29,067		29,067
Excise Tax Gross Up(6)	380,750		—		380,750		380,750

(1)	Mr. Wagner is entitled to payment of 2.5 times the sum of his base salary and his annual incentive opportunity for the year of termination, payable on a lump sum basis not later than 15 days following termination.
(2)	Mr. Wagner is entitled to payment of 1.5 times the sum of his base salary and his annual incentive opportunity for the year of termination, payable on a lump sum basis not later than 15 days following termination.
(3)	Mr. Wagner is entitled to a pro rata annual incentive award for the year in which termination occurs, payable within fifteen days following termination.
(4)	In the event of termination (voluntary or involuntary) within 36 months of a change in control, Mr. Wagner is entitled to immediate vesting of all options, and the right to exercise any vested stock options for 12 months or the remainder of the exercise period, if less. The value of this acceleration was $54,281 based upon the closing price of the Company’s Common Stock of $1.93 per share on December 31, 2007.
(5)	Estimate is based on the costs to the Company of providing these benefits to Mr. Wagner during 2007. Mr. Wagner is entitled to continued benefits until the earlier of: (i) 24 months; (ii) the date that he receives equivalent coverage from a subsequent employer; and (iii) death. This data is based on an assumption that these benefits will be provided for the full 24 months. If Mr, Wagner is precluded from participating in these benefits then he will receive cash payments equal on an after-tax basis to his cost of obtaining the benefits, based on the lowest reasonable cost that would be incurred in obtaining these benefits on an individual basis, payable quarterly in advance.
(6)	Mr. Wagner is entitled to excise tax gross up benefits if any payments under any plan, arrangement or agreement with the Company are subject to the excise tax under Section 4999 of the Internal Revenue Code of 1986, as amended; provided, however that he will not receive any payments with respect to Excise Taxes relating to equity compensation awards received by him on or after February 15, 2007. This payment (or payments, if applicable) is due on the 30th day (or an earlier date if the tax is due and payable to the Government) after it has been determined that any payments made to Mr. Wagner are subject to excise tax, provided, that if these taxes cannot be estimated by this date, Mr. Wagner will be paid an estimate of this amount and the remainder will be paid as soon as such amount can be determined. The effect of this is that the Company, rather than Mr. Wagner, bears the financial cost of the excise tax, including any penalties, interest, and related costs.

On February 2, 2004, the Company and Mr. Wagner entered into a Severance and Change in Control Agreement (the “Wagner Severance & CIC Agreement”) providing for certain severance and change in control benefits. On February 15, 2007, the Company and Mr. Wagner restated the Wagner Severance & CIC Agreement (the “Restated Wagner Severance & CIC Agreement”). On February 2, 2004, the Company also entered into a letter agreement with Mr. Wagner (the “Wagner CIC Bonus”) under which the Company granted Mr. Wagner the right to receive a CIC Bonus. The Wagner CIC Bonus incorporated by reference the terms and conditions of the Company’s Change in Control Bonus Incentive Plan—see “Potential Payments on Termination or Change in Control—Mr. Conner”. However, in an effort to reduce the number of participants in the Company’s Change in Control Bonus Incentive Plan, on February 15, 2007, Mr. Wagner and the Company agreed to terminate the Wagner CIC Bonus and further agreed to amend and restate the Wagner Severance & CIC Agreement. This agreement included a new change in control award payment, in partial consideration of a grant of an option to purchase 120,000 shares of the Company’s Common Stock at a strike price of $3.19, which was granted to Mr. Wagner on August 17, 2006. 25% of the original number of shares under such option became exercisable on the grant date, and an additional 1/36th of the remaining of shares under such option will become exercisable on the day of the month for each of the next 36 months after the date of grant beginning on the first anniversary of the grant date.

Pursuant to the Restated Wagner Severance & CIC Agreement, if Mr. Wagner terminates his employment for good reason (as described below), or the Company terminates Mr. Wagner’s employment without cause (as defined in the Restated Wagner Severance & CIC Agreement), prior to, or without contemplation of, a change in control event (as defined in the Restated Wagner Severance & CIC Agreement), then Mr. Wagner’s entitlements will include a severance benefit in an amount equal to 1.5 times the sum of his base salary and his target annual incentive opportunity for the year in which employment termination occurs. However, if Mr. Wagner terminates his employment for good reason or the Company terminates Mr. Wagner’s employment without cause (other than due to death or disability) in contemplation of, or within three years after a change in control, then Mr. Wagner’s entitlement will include: (a) a severance benefit in an amount equal to 2.5 times the sum of his base salary and his target annual incentive opportunity for the year in which employment termination occurs, payable in lump sum following his termination; (b) a pro rata annual incentive award for the year in which termination occurs assuming he would have received his annual incentive for such year, payable in lump sum following his termination; (c) elimination of all restrictions on any restricted or deferred outstanding stock awards; (d) immediate vesting of all outstanding stock options and the right to exercise such stock options for 12 months or the remainder of the exercise period, if less; (e) settlement of all deferred compensation arrangements; and (f) continued participation in all medical, health and life insurance plans for a period of up to 24 months.

Under the terms of the Restated Wagner CIC Agreement, Mr. Wagner has also agreed to customary confidentiality, non-solicitation and non-disclosure obligations; provided however, that the non-competition obligations do not apply if his employment is terminated by the Company without cause (other than due to death or disability), or if Mr. Wagner voluntarily terminates his employment for good reason (including any reason within 12 months following a change in control) within three years after a change in control has occurred (or any such termination in contemplation of such change in control).

Pursuant to the Restated Wagner Severance & CIC Agreement, a change in control event includes a merger of the Company with any other entity, other than a merger or consolidation which would result in the voting securities of the Company continuing to represent more than 50% of the combined voting power of the resulting entity. The definition of “good reason” under the Restated Wagner Severance & CIC Agreement is the same as in Conner Severance & CIC Agreement, except the definition relating to Board election does not apply to Mr. Wagner.

The Restated Wagner Severance & CIC Agreement also includes the right of Mr. Wagner to receive an additional CIC Bonus that is dependent upon Mr. Wagner’s base salary and the fair market value of the Company’s Common Stock at the time of the change in control. This new award provides for a payment to

Mr. Wagner, subject to certain conditions, of (i) one times his base salary if the fair market value of the Company’s Common Stock at the time of the change in control is between $3.00 and $5.00, or (ii) one and one-half times his base salary if the fair market value of the Company’s Common Stock is $5.00 or more at the time of the change in control. Had a change in control occurred on December 31, 2007 based on the fair market value of the Company’s Common Stock equal to $1.93, no such CIC Bonus would be payable.

Mr. Bello

The following table shows the potential payments upon termination or a change of control of the Company.

Item	Voluntary Termination	Involuntary Not For Cause Termination, or Voluntary Termination For Good Reason ($)		Change in Control ($)		Death and Disability ($)
Severance	—	166,667	(1)	—		—
Continued Vesting of Company Equity during severance period	—	7,238	(2)	—		—
Accelerated vesting under the governing equity incentive plan and associated award agreements	—	—		48,250	(3)	—
Continued participation in all medical, health, and life insurance plans	—	3,195	(4)	—		—

(1)	Mr. Bello is entitled to base salary continuance for 8 months.
(2)	During Mr. Bello’s 8 month period of salary continuance his Company equity will continue to vest. The value reflects the vesting of restricted stock units during the 8 month period at the Common Stock price of $1.93 per share on December 31, 2007.
(3)	In the event of a change in control, Mr. Bello is entitled to accelerated vesting under the governing equity incentive plan and associated award agreements. The value of this acceleration was $48,250 based on the closing price of the Company’s Common Stock of $1.93 per share on December 31, 2007.
(4)	Estimate is based on the costs to the Company of providing these benefits to Mr. Bello during 2007 for his severance period of 8 months.

Mr. Bello executed an employment agreement dated September 9, 2004, together with an executive severance agreement and an executive confidentiality, non-solicitation, non-competition, intellectual property rights and code of conduct agreement (collectively the “Bello Agreement”). The Bello Agreement provides that if Mr. Bello enters into the Company’s then-standard release and severance agreement promptly after termination of his position at the Company without cause (as defined in the Bello Agreement), he will be entitled to continuance of his base salary and benefits for a further eight months. In addition, any stock options or restricted stock units will continue to vest during this eight month period. However, no sales incentive payments will accrue for the period following termination of his position at the Company.

The Bello Agreement contains customary provisions relating to executive confidentiality and non-solicitation.

Mr. Morcos

On November 1, 2007 EL and Mr. Morcos, Senior Vice President, Sales for the Company, entered into an agreement (“Letter Agreement”). Under the Letter Agreement Mr. Morcos’ employment will end on October 31, 2008 (“Termination Date”). Mr. Morcos was to remain an employee of EL through to the Termination Date. His duties included providing sales management in his current territories and assisting in the transition of his existing direct reports to new supervisors. However, after December 31, 2007, upon mutual agreement between EL and Mr. Morcos, his active employment could potentially end on some date earlier than the Termination Date. (“Active End Date”). After the Active End Date, Mr. Morcos would have no work duties but will be entitled to salary continuation until the Termination Date. Pursuant to the Letter Agreement, Mr. Morcos’ sales incentive target will remain at US$180,000.00 annually. However, his sales incentive accrual was to terminate on October 31, 2007 with a sixty (60) day wind down period in accordance with Mr. Morcos’ sales incentive plan. EL would also maintain Mr. Morcos on its benefit plans until the Active End Date. The Letter Agreement also contains terms respecting continued vesting of the Company equity, accrual of vacation, expense reimbursement, references, and continuing obligations. The Letter Agreement was conditional upon Mr. Morcos executing a release agreement (“Release Agreement”) in the form attached to the Letter Agreement. Such Release Agreement was executed on November 2, 2007.

Had a change in control (as defined in the Letter Agreement) of the Company occurred on December 31, 2007, Mr. Morco’s Company equity would have vested and such vesting event would have a value of $50,663 based on the Company’s Common Stock price of $1.93 per share on December 31, 2007.

On February 5, 2008, EL and Mr. Morcos entered into an amendment (the “Amendment”) to the Letter Agreement concerning the end of Mr. Morcos’ employment with EL. The Amendment provides that the Active End Date, will be January 1, 2008, and that the Termination Date will be February 14, 2008 rather than October 31, 2008. After the Termination Date, Mr. Morcos’ employment with EL ended. The Amendment also provided for a payment of $98,692.31 by EL to Mr. Morcos, net of statutory deductions and remittances. The Amendment also provides that, from April 1, 2008 to October 31, 2008, EL will pay Mr. Morcos a fee of $12,000 for consulting services.

Mr. Pinder

Pursuant to the Contract of Employment dated October 29, 2006 between Entrust (Europe) Ltd and Mr, Pinder, the Company may terminate Mr. Pinder’s employment with four (4) weeks written notice. After completion of five (5) years continuous employment with Entrust the notice period increases to (five) 5 weeks and then with the completion of each further year of continuous employment, his notice entitlement increases by one (1) week up to a maximum of twelve (12) weeks. It will then remain at twelve (12) weeks until the end of the contract. On termination of his employment Entrust may either: (a) require Mr. Pinder to work throughout the notice period, or (b) require Mr. Pinder to stay away from his place of work throughout his notice period (on “Garden Leave”).

During the notice period Mr. Pinder will be eligible to receive his base salary; however, if he is not actively employed during the notice period Mr. Pinder will not be eligible to receive any sales commissions (except to the extent that such sales commissions have accrued as payable prior to the date of such notice pursuant to the terms of the relevant sales compensation plan), bonuses, new stock option or other new equity grants, salary increases, or continued accrual of sick leave during the notice period.

During the notice period, any currently held stock options or other equity of the Company will continue to vest in accordance with the terms of the applicable award agreement(s) and salary payments will be made less appropriate deductions and withholdings and will be paid in according with the Company’s normal payroll practices. Continuation of any benefits during the notice period will be subject to the terms and conditions of each applicable controlling plan, program, or policy in effect prior to the delivery of such notice.

If Mr. Pinder signs and return a standard Compromise Agreement and release provided to him by Entrust at the time notice is given, then Entrust will extend the notice period by an additional twenty four (24) weeks. If Mr. Pinder’s employment terminated on December 31, 2007 and he signed the Compromise Agreement, his notice period would thus equate to twenty nine (29) weeks. Assuming he was placed on Garden Leave, he would receive a benefit equal to $187,619 in consideration of his base salary, and a benefit of approximately $ 18,610.47 in consideration of continued benefits.

As an officer of Entrust, Mr. Pinder is entitled to acceleration of vesting on a change in control of all of his company equity with one exception. At the time of his hire, Mr. Pinder was granted 300,000 Entrust performance options that would vest as to 50% of unvested options available for vest in 2007 at the effective date of the acquisition. The value of the acceleration of equity for Mr. Pinder is estimated at $3,538 based on the Company’s Common Stock price of $1.93 per share on December 31, 2007.

Mr. Simzer

The following table shows the potential payments upon termination or a change of control of the Company for Mr. Simzer, Senior Vice President and Chief Marketing Officer.

Item	Involuntary Not For Cause Termination, or Voluntary Termination For Good Reason ($)		Change in Control ($)
Severance	255,000	(1)	—
Elimination of all restrictions or deferred stock awards outstanding at the time of termination of employment	9,806	(2)	—
Immediate vesting of all outstanding stock options and the right to exercise such stock options for 12 months or the remainder of the exercise period, if less	—		—
Accelerated vesting under the governing equity incentive plan and associated award agreements	—		78,406	(3)
Continued participation in all medical, health, and life insurance plans	4,882	(4)	—

(1)	Mr. Simzer is entitled to payment of his base salary for the year of termination, payable on a lump sum basis not later than 15 days following termination.
(2)	Mr. Simzer is entitled to a change in control bonus payment as soon as practicable following the change in control.
(2)	In the event of involuntary not for cause termination or voluntary termination for good reason, Mr. Simzer is entitled to elimination of all restrictions on deferred stock awards outstanding at the time of termination. The value of this acceleration was $39,806 based on the closing price of the Company’s Common Stock of $1.93 per share on December 31, 2007.
(3)	In the event of a change in control, Mr. Simzer is entitled to accelerated vesting under the governing equity incentive plan and associated award agreements. The value of this acceleration was $78,406 based on the closing price of the Company’s Common Stock of $1.93 per share on December 31, 2007.
(4)	Estimate is based on the costs to the Company of providing these benefits to Mr. Simzer in 2007 for his severance period of 12 months.

On February 2, 2004, the Company entered into a letter agreement with Mr. Simzer (the “Prior Simzer CIC Agreement”) under which the Company granted Mr. Simzer the right to receive an additional bonus upon the occurrence of a change in control. However, on February 15, 2007 the Company entered into a Severance and Change In Control Agreement with Mr. Simzer and EL (the “Simzer Agreement”), amending and restating in its entirety the Prior Simzer CIC Agreement and defining Mr. Simzer’s severance entitlement and additional employment terms as a result of Mr. Simzer’s employment transfer from EL to the Company. The Simzer Agreement includes a change in control award that is dependent upon Mr. Simzer’s base salary and the fair market value of the Company’s Common Stock at the time of the change in control, while canceling the change in control benefits granted to Mr. Simzer in the Prior Simzer CIC Agreement. This new award provides for a payment to Mr. Simzer, subject to certain conditions, of (i) one times his base salary if the fair market value of the Company’s Common Stock at the time of the change in control is between $3.00 and $5.00, or (ii) one and one-half times his base salary if the fair market value of the Company’s Common Stock is $5.00 or more at the time of the change in control. Had a change in control occurred on December 31, 2007 based on the fair market value of the Company’s Common Stock equal to $1.93, no such CIC Bonus would be payable.

The Simzer Agreement also defines Mr. Simzer’s severance benefits to include payment of an amount equal to 1 times Mr. Simzer’s Base Salary, elimination of all restrictions on any restricted or deferred stock awards outstanding at the time of termination of employment, immediate vesting of all outstanding stock options and the right to exercise such stock options for 12 months or the remainder of the exercise period, if less, continued participation in all medical, health and life insurance plans at the same benefit level at which Mr. Simzer was participating on the date of termination of Mr. Simzer’s employment for up to 12 months. As is the case for

Mr. Conner and Mr. Wagner, Mr. Simzer is also entitled to continued indemnification in accordance with Company’s charter and by-laws as in effect on the date of his termination.

The triggers giving rise for a voluntary termination by Mr. Simzer for “good reason” are similar to those for Mr. Wagner and Mr. Conner, except that (i) a resignation by Mr. Simzer within 12 months following a change in control does not trigger these benefits; and (ii) a resignation related to any change in his title or responsibilities will not trigger these benefits unless it is within twelve (12) months following a change in control; provided, however, that a change in his title or job responsibilities following a change in control will not constitute good reason so long as he remains in a similar executive position with the Company or an equivalent business unit of the acquirer of the Company.

The Prior Simzer CIC Agreement was also terminated in partial consideration of a grant of an option to purchase 120,000 common shares of the Company’s Common Stock at a strike price of $3.19, which was granted to Mr. Simzer on August 17, 2006 and became exercisable as to 25% of the original number of shares on the grant date, and will become exercisable as to an additional 1/36th of the remaining number of shares on the same day of the month for each of the next 36 months beginning on the first anniversary of the grant date.

Mr. Simzer’s right to receive and retain the severance benefits is conditioned upon him not directly or indirectly engaging in (whether as an employee, consultant, agent, proprietor, principal, partner, stockholder, corporate officer, director or otherwise), nor having any ownership interested in or participating in the financing, operation, management or control of, any person, firm, corporation or business in competition with the Company. Additionally, his right to receive the severance payments are conditioned upon him neither directly nor indirectly soliciting, inducing, recruiting or encouraging an employee to leave his or her employment either for Mr. Simzer or for any other entity or person with which or whom he has a business relationship. Mr. Simzer agreed to refrain from disclosing to anyone (with certain limited exceptions) or making use of any confidential information.

In the event that the severance benefits or other payments and benefits that Mr. Simzer receives (a) constitute “parachute payments” within the meaning of Section 280G of the Code and (b) would be subject to the excise tax, then such benefits will be either be: (i) delivered in full, or (ii) delivered as to such lesser extent as a result of which no portion of such severance benefits will be subject to excise tax under Section 4999 of the Code, whichever of the foregoing amounts, taking into account all applicable taxes, results in the receipt by Mr. Simzer, on an after-tax basis, of the greatest amount of benefits, in spite of the fact that all or some portion of such benefits may be taxable under Section 4999 of the Code.

NON-EMPLOYEE DIRECTOR COMPENSATION

Directors who are not Company employees receive compensation for their board service, in order to attract and retain qualified candidates to serve on the Board of Directors. That compensation is comprised of cash and stock-based compensation.

In October 2006, the Company engaged the Compensation Consultant to conduct a review of its total compensation program for the Board of Directors. The Compensation Consultant provided the Company with relevant market data and alternatives to consider when making compensation decisions for the Board of Directors. Compensia compares each element of total Board of Directors compensation against a peer group of publicly-traded software companies (collectively, the “Compensation Peer Group”). The Compensation Peer Group, consists of companies against which the Compensation Committee believes the Company competes for talent and for stockholder investment. The companies comprising the Compensation Peer Group are:

ActivIdentity Corp.	Blue Coat Systems, Inc.
Citadel Security Software Inc.	Digimarc Corporation
Internet Security Systems, Inc.	Macrovision Corporation
Network Engines, Inc.	RSA Security Inc.
Safenet, Inc.	Secure Computing Corporation
SonicWALL, Inc.	Tumbleweed Communications Corp.
VASCO Data Security International, Inc.	Watchguard Technologies.

For comparison purposes, the Company’s annual revenues are slightly below the median revenues of the Compensation Peer Group.

As a result of a review of the Compensation Consultant’s analysis of director compensation on November 9, 2006 by the Nominations and Corporate Governance Committee, and based on a target of fiftieth percentile for the Compensation Peer Group, the Board of Directors approved increases in the committee fees to which directors are entitled for meetings subsequent to November 9, 2006 and established amounts for initial and annual equity awards. Finally, the Board of Directors voted to allow each director to elect, at any time prior to each annual meeting, to receive all annual retainers payable in cash or stock based on the fair market price of the Company’s company stock on the date of such annual meeting. As of December 31, 2006 through to the present date the Director Compensation schedule of fees and equity grants is set out as follows:

Item	Amount
Retainer:	$5,000 per quarter, payable quarterly in arrears.

Attendance Fees:	$3,000 per regular meeting, including related committee meetings, $1,000 per special board or committee meeting, and reimbursement of out-of-pocket expenses.

Audit Committee Chair Retainer:	$5,000 per year.

Compensation Committee Chair Retainer:	$5,000 per year.

Lead Independent Director and Chair of Executive Committee Retainer:	$7,500 per year.

Nominations and Corporate Governance Committee Chair Retainer:	$5,000 per year.

Non-Chair Committee Member Retainer	$2,500 per year

Item	Amount

One-Time Equity Award Upon Membership:	20,000 options and 10,000 restricted stock units. Each such grant will be made on the date of new membership and will vest on the first anniversary.

Annual Equity Award:	17,000 options and 2,000 restricted stock units. Each such grant will be made on the date of the annual meeting of stockholders and will vest on the first anniversary.

Payment and Election:	All annual retainers are payable on the date of the annual meeting of stockholders. Prior to each annual meeting and with adequate notice, each director may elect to receive all annual retainers payable in cash or stock based on the closing price of the company stock on the date of such annual meeting.

The following table sets forth the compensation earned by non-employee directors for their service on the Board of Directors and its committees, as applicable, during the year ended December 31, 2007:

Name (a)	Fees Earned Or Paid in Cash ($) (b)	Stock Awards ($)(1) (c)		Option Awards ($)(2) (d)		Non-equity Incentive Plan Compensation $ (e)	Change In Pension Value and Non-Qualified Deferred Compensation $ (f)	All Other Compensation $ (g)	Total $ (h)
Butler C. Derrick, Jr.	41,000	7,765	(3)	33,137	(4)	—	—	—	81,902
Jerry C. Jones	42,000	7,765	(5)	35,145	(6)	—	—	—	84,910
Michael McGrath (7)	35,000	41,135	(8)	54,200	(9)	—	—	—	130,335
Michael P. Ressner	44,500	7,765	(10)	33,137	(11)	—	—	—	85,402
Douglas Schloss	41,000	3,833	(12)	38,125	(13)	—	—	—	82,958
Terdema L. Ussery, II	44,500	41,934	(14)	50,457	(15)	—	—	—	136,891
Ray Washburne	38,500	10,020	(16)	30,135	(17)	—	—	—	78,655

(1)	The amounts in column (c) reflect the dollar amounts recognized for financial statement reporting purposes for the fiscal year ended December 31, 2007 in accordance with FAS 123(R) Stock Based Payment, and thus include amounts from awards granted in and prior to 2007. Assumptions used in the calculation of the fair value of these amounts for fiscal years ended December 31, 2004, 2005, and 2006, and 2007 are included in footnote 14 to the Company’s audited financial statements for the fiscal year ended December 31, 2007, included in the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on or around March 6, 2008. Assumption used in the calculation of these amounts for awards granted in 2003 are included in the heading ‘Stock-Based Compensation’ in the footnote 2 ‘Significant Accounting Policies’ of the Company’s audited financial statements for the fiscal year ended December 31, 2003 included in the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 15, 2004.
(2)

The amounts in column (d) reflect the dollar amounts recognized for financial statement reporting purposes for the fiscal year ended December 31, 2007 in accordance with FAS 123(R) Stock Based Payment, and thus include amounts from awards granted in and prior to 2007. Assumptions used in the calculation of the fair value of these amounts for fiscal years ended December 31, 2004, 2005, 2006, and 2007 are included in footnote 14 to the Company’s audited financial statements for the fiscal year ended December 31, 2007, included in the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on or around March 8, 2008. Assumption used in the calculation of these amounts for awards granted in 2003 are included in the heading ‘Stock-Based Compensation’ in the footnote 2 ‘Significant Accounting Policies’ of the Company’s audited financial statements for the fiscal year ended

December 31, 2003 included in the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 15, 2004.
(3)	Mr. Derrick had 3,833 restricted stock units outstanding as of December 31, 2007.
(4)	Mr. Derrick had 93,332 stock options and 30,000 stock appreciation rights outstanding as of December 31, 2007.
(5)	Mr. Jones had 3,833 restricted stock units outstanding as of December 31, 2007.
(6)	Mr. Jones had 55,500 stock options and 30,000 stock appreciation rights outstanding as of December 31, 2007.
(7)	Mr. McGrath became a member of the board of directors on February 19, 2007.
(8)	Mr. McGrath had 12,000 restricted stock units outstanding as of December 31, 2007.
(9)	Mr. McGrath had 37,000 stock options outstanding as of December 31, 2007.
(10)	Mr. Ressner had 3,833 restricted stock units outstanding as of December 31, 2007.
(11)	Mr. Ressner had 94,000 stock options and 30,000 stock appreciation rights outstanding as of December 31, 2007.
(12)	Mr. Schloss had 3,833 restricted stock units outstanding as of December 31, 2007.
(13)	Mr. Schloss had 83,000 stock options and 46,000 stock appreciation rights outstanding as of December 31, 2007.
(14)	Mr. Ussery had 37,000 stock options outstanding as of December 31, 2007.
(15)	Mr. Ussery had 2,000 restricted stock units outstanding as of December 31, 2007.
(16)	Mr. Washburne had 4,666 restricted stock units outstanding as of December 31, 2007.
(17)	Mr. Washburne had 17,000 stock options and 30,000 stock appreciation rights outstanding as of December 31, 2007.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

To our knowledge, the following table sets forth certain information, as of March 14, 2008, with respect to the beneficial ownership of shares of our Common Stock by:

•	each person known to the Company to beneficially own more than 5% of the outstanding shares of Common Stock;

•	the directors and nominees for directors of the Company;

•	the NEOs; and

•	all executive officers, directors and nominees for directors of the Company as a group.

	Amount and Nature of Beneficial Ownership (1)
Name and Address of Beneficial Owner	Number of Shares		Percent of Class (%)
5% Stockholders
Empire Capital Management, L.L.C.	9,702,747	(2)	15.9%
1 Gorham Island, Suite 201 201
Westport, CT 06880

Weiss Multi-Strategy Advisers LLC	3,100,000	(3)	5.1
One State Street, 20th Floor
Hartford, CT 06103

Royce and Associates, LLC	4,575,434	(4)	7.5
1414 Avenue of the Americas
New York, NY 10019

Directors and Nominees
F. William Conner	5,910,006	(5)	9.7%
Butler C. Derrick, Jr.	110,208	(6)	*
Jerry C. Jones	91,876	(7)	*
Michael McGrath	51,000	(8)	*
Michael P. Ressner	115,952	(9)	*
Douglas Schloss	743,863	(10)	1.2%
Terdema L. Ussery, II	51,000	(11)	*
Ray Washburne	43,583	(12)	*

Other NEOs
David Wagner	434,349	(13)	*
Peter Bello	359,028	(14)	*
Sam Morcos	154,106	(15)	*
Andrew Pinder	272,626	(16)	*
Kevin Simzer	423,101	(17)	*
			*
Executive officers, directors and nominees for directors, as a group (14 persons)	8,795,696	(18)	14.4%

*	Less than 1%.
(1)

The number of shares beneficially owned by each director, nominee for director, Named Executive Officer and stockholder is determined under rules promulgated by the Securities and Exchange Commission, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rules, beneficial ownership includes any shares as to which the individual has sole or shared voting power or investment power and also any shares which the individual has the right to acquire within 60 days after March 14, 2008 through the exercise of any stock option, stock appreciation right, or other right (“Presently Exercisable Options”). The inclusion herein of such shares, however, does not constitute an admission that the named stockholder is a direct or indirect beneficial owner of such shares. Unless otherwise indicated, each person or entity named in the table has sole voting power and investment power (or shares such power with his or her spouse) with respect to all shares of capital stock listed as owned by such person or entity.

(2)	These shares of Common Stock relates to are held directly by Empire Capital Partners, L.P. (“Empire Capital”), with respect to the 4,591,175 shares, Empire Capital Partners, Ltd. a Cayman Islands exempted company (“Offshore”) as to 4,290,248 shares, Charter Oak Partners, LP a Delaware Limited Partnership (“Charter Oak”) as to 690,935 shares, Charter Oak Partners II (“Charter Oak II”) as to 98,421 and Charter Oak Master Fund, LP (“Charter Oak Master,” and collectively with Empire Capital, Offshore, Charter Oak and Charter Oak II, “the Empire Funds”) as to 31,968 shares of Common Stock directly owned by it. Empire Capital Management L.L.C. (the “Investment Manager”) serves as the Investment Manager and has investment discretion over the securities held by Offshore, Charter Oak, Charter Oak II and Charter Oak Master. Empire Capital GP, L.L.C. (“Empire GP”), serves as general partner of Empire Capital. Mr. Scott Fine and Mr. Peter Richards are managing members of the Investment Manager and Empire GP. The holdings and other foregoing information is from a Form 4 filed by Empire Capital Management, L.L.C. on March 7, 2008.
(3)	Weiss Multi-Strategy Advisers LLC has the shared power to vote or to direct the vote 1,860,261 shares of Common Stock. It does not have the sole power to vote or to direct the vote, nor does it have sole power to dispose or to direct the disposition of any Common Shares. It has the shared power to dispose or to direct the disposition of 3,100,000 shares of Common Stock. The holdings and other foregoing information is from a Schedule 13G filed by Weiss Multi-Strategy Advisers LLC on February 28, 2008.
(4)	Royce & Associates, LLC is a registered investment adviser who has the sole power to vote or direct the vote, and the sole power to dispose or to direct the disposition of the shares of Common Stock. The holdings and other foregoing information is from a Schedule 13G filed by Royce & Associates, LLC on January 28, 2008.
(5)	Includes 5,645,506 shares which may be acquired pursuant to Presently Exercisable Options and 17,500 restricted stock units. Each restricted stock unit is convertible for Common Stock on a 1-for-1 basis upon vesting.
(6)	Includes 102,374 shares which may be acquired pursuant to Presently Exercisable Options and 2,667 restricted stock units. Each restricted stock unit is convertible for Common Stock on a 1-for-1 basis upon vesting.
(7)	Includes 81,542 shares which may be acquired pursuant to Presently Exercisable Options and 2,667 restricted stock units. Each restricted stock unit is convertible for Common Stock on a 1-for-1 basis upon vesting.
(8)	Includes 37,000 shares which may be acquired pursuant to Presently Exercisable Options and 12,000 restricted stock units. Each restricted stock unit is convertible for Common Stock on a 1-for-1 basis upon vesting.
(9)	Includes 120,042 shares which may be acquired pursuant to Presently Exercisable Options and 2,667 restricted stock units. Each restricted stock unit is convertible for Common Stock on a 1-for-1 basis upon vesting.
(10)	Includes 125,042 shares which may be acquired pursuant to Presently Exercisable Options and 2,667 restricted stock units. Each restricted stock unit is convertible for Common Stock on a 1-for-1 basis upon vesting. Mr. Schloss beneficially owns 2,000 shares directly. In addition, 594,500 shares are held of record by Marcus Schloss & Co., Inc., a registered broker-dealer, of which Mr. Schloss is the CEO. Mr. Schloss shares voting and investment power with respect to those shares with certain other shareholders of Marcus Schloss & Co. This also includes an additional 6,200 shares that are held in trust for the benefit of Mr. Schloss’ daughters with his wife as trustee. Mr. Schloss disclaims beneficial ownership of these 6,200 shares held in trust except to the extent of his pecuniary interest therein.
(11)	Includes 37,000 shares which may be acquired pursuant to Presently Exercisable Options and 2,000 restricted stock units. Each restricted stock unit is convertible for Common Stock on a 1-for-1 basis upon vesting.

(12)	Includes 38,250 shares which may be acquired pursuant to Presently Exercisable Options and 2,000 restricted stock units. Each restricted stock unit is convertible for Common Stock on a 1-for-1 basis upon vesting.
(13)	Includes 378,726 shares which may be acquired pursuant to Presently Exercisable Options and 1,875 restricted stock units. Each restricted stock unit is convertible for Common Stock on a 1-for-1 basis upon vesting.
(14)	Includes 253,218 shares which may be acquired pursuant to Presently Exercisable Options and 1,250 restricted stock units. Each restricted stock unit is convertible for Common Stock on a 1-for-1 basis upon vesting.
(15)	Includes 145,937 shares which may be acquired pursuant to Presently Exercisable Options.
(16)	Includes 261,293 shares which may be acquired pursuant to Presently Exercisable Options and 667 restricted stock units. Each restricted stock unit is convertible for Common Stock on a 1-for-1 basis upon vesting.
(17)	Includes 399,789 shares which may be acquired pursuant to Presently Exercisable Options and 1,875 restricted stock units. Each restricted stock unit is convertible for Common Stock on a 1-for-1 basis upon vesting.
(18)	Includes 7,688,628 shares which may be acquired pursuant to Presently Exercisable Options and 47,833 restricted stock units. Each restricted stock unit is convertible for Common Stock on a 1-for-1 basis upon vesting.

Certain Transactions

There were no transactions in which the Company was or is to be a participant in which the amount involved exceeds $120,000 and in which any related person had, or will have, a direct or indirect material interest. For a description of certain employment and other arrangements between the Company and its Named Executive Officers, see “Compensation of Executive Officers—Employment, Non-Competition, Retention and Separation Agreements” (above).

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

The SEC and the principal self regulatory organizations, including NASDAQ, impose requirements upon audit committees and require certain disclosures regarding audit committees and their interaction with a company’s auditor and management. The rules require that a company’s annual proxy statement contain a report of the audit committee addressing several issues identified in the rules. In addition, NASDAQ requires that audit committees adopt written charters. The Company adopted an amended and restated audit committee charter in March 2003.

NASDAQ currently requires audit committees to consist of at least three members, each of whom is independent and is able to read and understand financial statements or will become able to do so within a reasonable period of time after appointment to the committee. Also, at least one member must have the experience or background which results in financial sophistication.

Management is responsible for the Company’s internal controls, the financial reporting process and the preparation of the Company’s financial statements. The Company’s independent auditors are responsible for performing an independent audit of the Company’s financial statements in accordance with generally accepted auditing standards and to issue a report on those financial statements. The Audit Committee is responsible for monitoring and overseeing these processes. As appropriate, the Audit Committee reviews and evaluates, and discusses with the Company’s management, internal accounting, financial and auditing personnel and the independent auditors, the following:

•	the plan for, and the independent auditors’ report on, each audit of the Company’s financial statements;

•	the Company’s financial disclosure documents, including all financial statements and reports filed with the SEC or sent to stockholders;

•	changes in the Company’s accounting practices, principles, controls or methodologies;

•	significant developments or changes in accounting rules applicable to the Company; and

•	the adequacy of the Company’s internal controls and accounting and financial auditing personnel.

The Audit Committee reviewed the Company’s audited financial statements for the fiscal year ended December 31, 2007 and discussed these financial statements with the Company’s management. The Audit Committee also reviewed and discussed the audited financial statements and the matters required by Statement on Auditing Standards 61 (Communication with Audit Committees) with the independent auditors. SAS 61 requires the Company’s independent auditors to discuss with the Company’s Audit Committee, among other things, the following:

•	methods to account for significant unusual transactions;

•	the effect of significant accounting policies in controversial or emerging areas for which there is a lack of authoritative guidance or consensus;

•	the process used by management in formulating particularly sensitive accounting estimates and the basis for the auditors’ conclusions regarding the reasonableness of those estimates; and

•	disagreements with management over the application of accounting principles, the basis for management’s accounting estimates and the disclosures in the financial statements.

The Company’s independent auditors also provided the Audit Committee with the written disclosures and the letter required by Independence Standards Board of Directors Standard No. 1 (Independence Discussions with Audit Committees). Independence Standards Board of Directors Standard No. 1 requires auditors annually to disclose in writing all relationships that in the auditors’ professional opinion may reasonably be thought to bear on independence, confirm their perceived independence and engage in a discussion of independence. In addition, the Audit Committee discussed with the independent auditors their independence from the Company. The Audit Committee also considered whether the independent auditors’ provision of certain other, non-audit related services to the Company was compatible with maintaining such auditors’ independence.

Based on its discussions with management and the independent auditors, and its review of the representations and information provided by management and the independent auditors, the Audit Committee recommended to the Company’s Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2007.

Audit Committee

Douglas Schloss, (Chair)

Michael P. Ressner

Terdema Ussery II

PROPOSAL 2—RATIFICATION OF THE APPOINTMENT OF INDEPENDENT PUBLIC ACCOUNTANTS

The Audit Committee has selected Grant Thornton as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2007. Although stockholder approval of the Audit Committee’s selection of Grant Thornton is not required under the Company’s by-laws or otherwise, the Board of Directors is submitting the selection of Grant Thornton to our stockholders for ratification as a matter of good corporate practice. Even if the selection is ratified, the Audit Committee in its discretion may select a different registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of the Company and the stockholders.

Representatives of Grant Thornton are expected to be present at the Meeting to respond to appropriate questions and to make a statement if they so desire.

Fees Paid to Independent Public Accountants

The following table shows information about professional fees paid by the Company for audit and non-audit services to Grant Thornton.

	2007 ($)	2006 ($)	2005 ($)
Audit fees (a)	434,857	432,385	401,457
Audit-related fees (b)	—	—	—
Tax fees (c)	—	—	—
All other fees (d)	—	—	—

Total	434,857	432,385	401,457

Audit Fees

Grant Thornton billed the Company an aggregate of $434,857 in fees for professional services rendered in connection with the audit of the Company’s financial statements and the audit of management’s assessment of internal controls as required by Sarbanes Oxley Section 404 for the most recent fiscal year, the reviews of quarterly financial information and the Company’s Quarterly Reports on Form 10-Q during 2007, the review of the Company’s Annual Report on Form 10-K and Proxy Statement, and consultations on accounting issues related to items included in the 2007 consolidated financial statements. In respect of the year ending December 31, 2006, Grant Thornton billed the Company an aggregate of $432,385 in fees for professional services rendered in connection with the audit of the Company’s financial statements and the audit of management’s assessment of internal controls, the reviews of quarterly financial information and the Company’s Quarterly Reports on Form 10-Q, the review of the Company’s Annual Report on Form 10-K and Proxy Statement, and consultations on accounting issues related to items included in the 2006 consolidated financial statements. Grant Thornton billed the Company an aggregate of $401,457 in fees for professional services rendered in connection with the audit of the Company’s financial statements and the audit of management’s assessment of internal controls as required by Sarbanes Oxley Section 404 for the fiscal year ending December 31, 2005, the reviews of quarterly financial information and the Company’s Quarterly Reports on Form 10-Q during 2005, the review of the Company’s Annual Report on Form 10-K and Proxy Statement, and consultations on accounting issues related to items included in the 2005 consolidated financial statements.

Audit-Related Fees

Grant Thornton was not engaged by the Company to perform any audit-related services in 2007, 2006 or 2005 other than those services described in (a) above.

Tax Fees

Grant Thornton was not engaged by the Company to perform any tax services in 2007, 2006 or 2005. Accordingly, no related fees were billed.

All Other Fees

The Company did not engage Grant Thornton for any other services in 2007, 2006 or 2005.

Pre-Approval of Audit and Non-Audit Services

The Audit Committee pre-approves all audit and permissible non-audit services provided by the independent registered public accounting firm. These services may include audit services, audit related services, tax services and other services. The Audit Committee has adopted a policy for the pre-approval of services provided by the independent registered public accounting firm. The Audit Committee pre-approved all audit and non-audit services and fees of Grant Thornton on December 21, 2007.

Recommendation of the Board of Directors

The Board of Directors unanimously recommends a vote FOR the ratification of the appointment of Grant Thornton as the Company’s independent public accountants for the year ending December 31, 2008.

PROPOSAL 3—RATIFICATION OF AMENDMENT TO ENTRUST, INC. 2006 STOCK INCENTIVE PLAN

Proposal Summary

At the annual meeting, stockholders will be asked to approve the amendment to the Entrust, Inc. 2006 Stock Incentive Plan (the “2006 Plan”) to increase shares of Company common stock available for award under the 2006 Plan. Upon the approval of such amendment, the Business Signatures Corporation 2002 Stock Plan (the “BSC Plan”) will be terminated for new grants and awards. The Board of Directors approved the amendment to the 2006 Plan and the cessation of grants under BSC Plan on February 19, 2008, subject to stockholder approval.

As of March 14, 2008, there are 879,700 shares remaining available for grant in the 2006 Plan, which is insufficient to meet our long-term incentive needs. The proposed amendment provides for an additional 2,000,000 shares, for a total of 6,800,000 shares available for future awards under the 2006 Plan. The Company estimates that these additional shares will be adequate to make anticipated awards under the 2006 Plan for the near future. If stockholders approve the additional shares to the 2006 Plan, the BSC Plan, which currently has 2,519,020 shares available for future grant, will terminate and no further grants will be permitted under the BSC Plan, provided that, this termination of the BSC Plan will not affect awards that are outstanding under the BSC Plan.

The Company believes that its future success depends heavily on its ability to attract, motivate and retain the highest caliber employees. Equity is a key component of our total compensation package and closely aligns key employees’ interests with that of the Company’s stockholders. The proposed amendments will enable the Company to continue to compete for critical talent.

A complete copy of the revised 2006 Plan is attached as Appendix A. You are urged to read this entire proposal and the complete plan document. We believe this amendment is necessary to keep and attract key employees critical to Entrust’s success, and thus are in the best interests of Entrust’s stockholders.

Summary of the 2006 Plan

The following is a summary of the material provisions of the 2006 Plan.

Eligibility to Receive Awards

Officers, employees, directors of, and consultants and advisors to the Company and its subsidiaries are eligible to be granted awards under the 2006 Plan. The maximum number of shares with respect to which awards may be granted to any participant under the 2006 Plan may not exceed 2,000,000 shares of Common Stock per calendar year.

As of December 31, 2007, the Company had approximately 455 employees (including those employed by Entrust Limited and other wholly owned subsidiaries of the Company) and 7 non-employee directors, all of whom are eligible to participate in the 2006 Plan. The number of individuals receiving awards varies from year to year depending on various factors, such as the number of promotions and the Company’s hiring needs during the year, and thus the Company cannot now determine future award recipients.

The Board of Directors will determine the effect on an award of death, disability, retirement, authorized leave of absence or other change in employment or other status of a participant.

Administration

The 2006 Plan will be administered by the Board of Directors. Subject to the provisions of the 2006 Plan, the Board of Directors has the authority to select the persons to whom awards are granted and determine the terms of each award, including (i) the number of shares of Common Stock covered by options and the dates upon which such options become exercisable, (ii) the exercise price of options, (iii) the duration of options and (iv) the number of shares of Common Stock subject to any restricted stock or other stock-based awards and the terms and conditions of such awards, including conditions for repurchase, issue price and repurchase price. The Board of Directors may delegate to one or more executive officers of the Company the power to make awards and exercise such other powers as the Board of Directors may determine, subject to certain limitations. The Board of Directors may also delegate any or all of its powers under the 2006 Plan to one or more Committees of the Board of Directors.

The Board of Directors may amend, modify or terminate any outstanding award, including without limitation, substituting therefor another award of the same or a different type, changing the date of exercise or realization, and converting an incentive stock option into a non-statutory stock option, subject to the participant’s consent if such amendment, modification or termination would materially and adversely affect the participant. The Board of Directors may also accelerate the date on which an option, restricted stock award or a stock-based award becomes exercisable, becomes free of its restrictions or conditions or become realizable, as the case may be.

The 2006 Plan will remain in effect until May 2016 (except that it will continue in effect as to equity-related securities outstanding on that date), unless earlier terminated by the Board of Directors. The Board of Directors may amend, suspend or terminate the 2006 Plan or any portion thereof at any time, provided that no amendment shall be made without stockholder approval if such approval is necessary to comply with any applicable tax or regulatory requirement.

Stock Available for Awards

Subject to the adjustment provisions discussed below, if stockholders approve this Proposal No. 3, the maximum aggregate number of shares of Common Stock that may be awarded under the 2006 Plan is 6,800,000. As of March 14, 2008, 3,920,000 shares were subject to outstanding awards granted under the 2006 Plan (136,000 of which relate to outstanding performance stock units and 155,541 relate to outstanding restricted stock units, all of which are counted twice against the number of shares of Common Stock that may be awarded under the 2006 Plan), 879,700 shares remained available for any new awards and 82,958 have been issued pursuant to awards under the 2006 Plan.

Upon the occurrence of any stock split, stock dividend, recapitalization, reorganization, merger, consolidation, combination, exchange of shares, liquidation, spin-off or other similar change in capitalization or event, or any distribution to holders of Common Stock other than a normal cash dividend, the Board of Directors will make adjustments to the number and class of securities available under the 2006 Plan, the number and class of security and exercise price subject to each outstanding option, the repurchase price subject to each outstanding restricted stock award, and the terms of each other outstanding stock-based award to the extent that the Board of Directors determines in good faith that such adjustments are necessary and appropriate.

If shares under a grant are not issued or transferred, those shares would again be available for inclusion in future grants. Payment of cash in lieu of shares would be considered an issuance or transfer of the shares. On March 12, 2008, the closing price of Common Stock on the Nasdaq National Market was $2.40 per share.

Description of Awards

Stock Options. The 2006 Plan provides for the grant of incentive stock options within the meaning of Section 422 of the Internal Revenue Code, as amended (the “Code”) (“Incentive Stock Options”) and options not intended to qualify as incentive stock options (“Non-Statutory Options”). Optionees receive the right to purchase a specified number of shares of Common Stock at a specified option price and subject to such other terms and conditions as are specified in connection with the option grant. Subject to the limitations described below, options may be granted at an exercise price which may be less than, equal to or greater than the fair market value of the Common Stock on the date of grant. The maximum exercise period for an option is seven years.

Restricted Stock Awards. The 2006 Plan provides for the grant of restricted stock awards. Restricted stock awards entitle recipients to acquire shares of Common Stock, subject to the right of the Company to repurchase all or part of such shares from the recipient in the event that the conditions specified by the Board of Directors, in the applicable awards are not satisfied prior to the end of the applicable restriction period established for such award.

Stock Appreciation Rights. The 2006 Plan provides for the grant of stock appreciation rights (“SARs”). A SAR may entitle the recipient to receive payment from the Company equal in value to the difference between the fair market value of a share of Common Stock and the exercise price of the SAR, subject to the terms and conditions that the Board of Directors (or its delegates) determines. The exercise price is determined by the Board of Directors (or its delegates) and shall be not less than 100% of the fair market value of a share of Common Stock on the grant date.

Restricted Stock Units. The 2006 Plan provides for the right to grant restricted stock units. A restricted stock unit is a right to receive payment, including in the form of a Common Share, at a future date upon satisfaction of conditions specified by the Board of Directors (or its delegates).

Other Stock-Based Awards. The 2006 Plan provides for the right to grant other awards based upon the Common Stock having such terms and conditions as the Board of Directors (or its delegates) may determine, including the grant of shares based upon certain conditions, the grant of securities convertible into Common Stock.

Federal Income Tax Consequences

The following is a summary of the United States federal income tax consequences that generally will arise with respect to awards granted under the 2006 Plan and with respect to the sale of Common Stock acquired under the 2006 Plan.

Incentive Stock Options

In general, a participant will not recognize taxable income upon the grant or exercise of an incentive stock option. Instead, a participant will recognize taxable income with respect to an incentive stock option only upon the sale of Common Stock acquired through the exercise of the option (“ISO Stock”). The exercise of an incentive stock option, however, may subject the participant to the alternative minimum tax.

Generally, the tax consequences of selling ISO Stock will vary with the length of time that the participant has owned the ISO Stock at the time it is sold. If the participant sells ISO Stock after having owned it for at least two years from the date the option was granted (the “Grant Date”) and one year from the date the option was exercised (the “Exercise Date”), then the participant will recognize long-term capital gain in an amount equal to the excess of the sale price of the ISO Stock over the exercise price.

If the participant sells ISO Stock for more than the exercise price prior to having owned it for at least two years from the Grant Date and one year from the Exercise Date (a “Disqualifying Disposition”), then all or a portion of the gain recognized by the participant will be ordinary compensation income and the remaining gain, if any, will be a capital gain. This capital gain will be a long-term capital gain if the participant has held the ISO Stock for more than one year prior to the date of sale.

If a participant sells ISO Stock for less than the exercise price, then the participant will recognize capital loss in an amount equal to the excess of the exercise price over the sale price of the ISO Stock. This capital loss will be a long-term capital loss if the participant has held the ISO Stock for more than one year prior to the date of sale.

Non-Statutory Stock Options

As in the case of an incentive stock option, a participant will not recognize taxable income upon the grant of a non-statutory stock option. Unlike the case of an incentive stock option, however, a participant who exercises a non-statutory stock option generally will recognize ordinary compensation income in an amount equal to the excess of the fair market value of the Common Stock acquired through the exercise of the option (“NSO Stock”) on the Exercise Date over the exercise price.

With respect to any NSO Stock, a participant will have a tax basis equal to the exercise price plus any income recognized upon the exercise of the option. Upon selling NSO Stock, a participant generally will recognize capital gain or loss in an amount equal to the difference between the sale price of the NSO Stock and the participant’s tax basis in the NSO Stock. This capital gain or loss will be a long-term capital gain or loss if the participant has held the NSO Stock for more than one year prior to the date of the sale.

Restricted Stock

A participant will not recognize taxable income upon the grant of a restricted stock award unless the participant makes an election under Section 83(b) of the Code (a “Section 83(b) Election”). If the participant makes a Section 83(b) Election within 30 days of the date of the grant, then the participant will recognize ordinary compensation income, for the year in which the award is granted, in an amount equal to the difference between the fair market value of the Common Stock at the time the award is granted and the purchase price paid for the Common Stock. If a Section 83(b) Election is not made, then the participant will recognize ordinary compensation income, at the time that the forfeiture provisions or restrictions on transfer lapse, in an amount equal to the difference between the fair market value of the Common Stock at the time of such lapse and the original purchase price paid for the Common Stock. The participant will have a tax basis in the Common Stock acquired equal to the sum of the price paid and the amount of ordinary compensation income recognized.

Upon the disposition of the Common Stock acquired pursuant to a restricted stock award, the participant will recognize a capital gain or loss in an amount equal to the difference between the sale price of the Common Stock and the participant’s tax basis in the Common Stock. This capital gain or loss will be a long-term capital gain or loss if the shares are held for more than one year. For this purpose, the holding period shall begin just after the date on which the forfeiture provisions or restrictions lapse if a Section 83(b) Election is not made, or just after the award is granted if a Section 83(b) Election is made.

Other Stock-Based Awards

The tax consequences associated with any other stock-based award granted under the 2006 Plan will vary depending on the specific terms of the award. Among the relevant factors are whether or not the award has a readily ascertainable fair market value, whether or not the award is subject to forfeiture provisions or restrictions on transfer, the nature of the property to be received by the participant under the award, and the participant’s holding period and tax basis for the award or underlying Common Stock.

Tax Consequences to the Company

The grant of an award under the 2006 Plan will not have tax consequences to the Company. Moreover, in general, neither the exercise of any incentive stock option nor the sale of any Common Stock acquired under the 2006 Plan will have any tax consequences to the Company. The Company generally will be entitled to a business-expense deduction, however, with respect to any ordinary compensation income recognized by a participant under the 2006 Plan, including in connection with a restricted stock award or as a result of the exercise of a non-statutory stock option or a Disqualifying Disposition. Any such deduction will be subject to the limitations of Section 162(m) of the Code.

Recommendation of the Board of Directors

The Board of Directors believes that the ratification of the amendment of the 2006 Plan is in the best interests of the Company and its stockholders and recommends a vote FOR the ratification of this proposal.

STOCKHOLDER PROPOSALS FOR 2009 ANNUAL MEETING

Any proposal that a stockholder intends to present at the 2009 Annual Meeting of Stockholders must be submitted to the Secretary of the Company at its principal executive offices, One Hanover Park, Suite 800, 16633 Dallas Parkway, Addison, Texas 75001, no later than November 24, 2008 in order to be considered for inclusion in the Company’s proxy statement and proxy card relating to that meeting.

If a stockholder of the Company wishes to present a proposal before the 2009 Annual Meeting, but does not wish to have the proposal considered for inclusion in the Company’s proxy statement and proxy card, such stockholder must also give written notice to the Secretary of the Company at the address noted above. The Secretary must receive such notice not less than 60 days nor more than 90 days prior to the 2009 Annual Meeting; provided that, in the event that less than 70 days’ notice or prior public disclosure of the date of the 2009 Annual Meeting is given or made, notice by the stockholder must be received not later than the close of business on the 10th day following the date on which such notice of the date of the meeting was mailed or such public disclosure was made, whichever occurs first. If a stockholder fails to provide timely notice of a proposal to be presented at the 2009 Annual Meeting, the proxies designated by the Board of Directors of the Company will have discretionary authority to vote on any such proposal.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended requires the Company’s Directors, executive officers and holders of more than 10% of the Company’s Common Stock (“Reporting Persons”) to file with the SEC initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of the Company. Based solely on its review of copies of reports filed by the Reporting Persons furnished to the Company, the Company believes that during 2007 the Reporting Persons complied with all Section 16(a) filing requirements except that Form 4’s reporting the issuance of 667 shares of common stock, without the payment of any consideration, upon the vesting of restricted stock units granted on May 5, 2006 for Messrs. Derrick, Jones, Pinder, Ressner and Schloss were filed on May 9, 2007 rather than May 8, 2007.

HOUSEHOLDING OF ANNUAL MEETING MATERIALS

Some banks, brokers and other nominee record holders may be participating in the practice of “householding” proxy statements and annual reports. This means that only one copy of the Company’s proxy statement or annual report may have been sent to multiple stockholders in your household. The Company will promptly deliver a separate copy of either document to you if you write or call the Company at the following address or phone number: Entrust, Inc. One Hanover Park, Suite 800, 16633 Dallas Parkway, Addison, Texas 75001, telephone (972) 713-5800 , Attention: Investor Relations. If you want to receive separate copies of the annual report and proxy statement in the future, or if you are receiving multiple copies and would like to receive only one copy for your household, you should contact your bank, broker or other nominee record holder, or you may contact the Company at the above address and phone number.

OTHER MATTERS

The Board of Directors knows of no other business which will be presented for consideration at the Meeting other than those described above. However, if any other business should come before the Meeting, it is the intention of the persons named in the enclosed Proxy to vote, or otherwise act, in accordance with their best judgment on such matters.

THE BOARD OF DIRECTORS HOPES THAT STOCKHOLDERS WILL ATTEND THE MEETING. WHETHER OR NOT YOU PLAN TO ATTEND, YOU ARE URGED TO COMPLETE, SIGN AND DATE THE ENCLOSED PROXY CARD AND RETURN IT IN THE ACCOMPANYING ENVELOPE. PROMPT RESPONSE WILL GREATLY FACILITATE ARRANGEMENTS FOR THE MEETING AND YOUR COOPERATION IS APPRECIATED. STOCKHOLDERS WHO ATTEND THE MEETING MAY VOTE THEIR STOCK PERSONALLY EVEN THOUGH THEY HAVE SENT IN THEIR PROXY CARDS.

By Order of the Board of Directors,

James D. Kendry, Secretary

March 26, 2008

Appendix A

ENTRUST, INC.

AMENDED 2006 STOCK INCENTIVE PLAN

1. Purpose

The purpose of this Amended 2006 Stock Incentive Plan (the “Plan”) of Entrust, Inc., a Maryland corporation (the “Company”), is to advance the interests of the Company’s stockholders by enhancing the Company’s ability to attract, retain and motivate persons who make (or are expected to make) important contributions to the Company by providing such persons with equity ownership opportunities and performance-based incentives and thereby better aligning the interests of such persons with those of the Company’s stockholders. Except where the context otherwise requires, the term “Company” shall include any present or future subsidiary corporations of Entrust, Inc. as defined in Section 424(f) of the Internal Revenue Code of 1986, as amended, and any regulations promulgated thereunder (the “Code”).

2. Eligibility

All of the Company’s employees, officers, directors, consultants and advisors (collectively “Service Providers”) are eligible to be granted options, restricted stock, stock appreciation rights, restricted stock units or other stock-based awards (each, an “Award”) under the Plan. Any person who has been granted an Award under the Plan shall be deemed a “Participant”.

3. Administration, Delegation

(a) Administration by Board of Directors. The Plan will be administered by the Board of Directors of the Company (the “Board”). The Board shall have authority to exercise all of the powers granted to it under the Plan, to grant Awards and determine who shall receive Awards, to adopt, amend and repeal such administrative rules, guidelines and practices relating to the Plan as it shall deem advisable, and to make all determinations necessary or advisable in administering the Plan. The Board may correct any defect, supply any omission or reconcile any inconsistency in the Plan or any Award in the manner and to the extent it shall deem expedient to carry the Plan into effect and it shall be the sole and final judge of such expediency. All decisions by the Board shall be made in the Board’s sole discretion and shall be final and binding on all persons having or claiming any interest in the Plan or in any Award. No director or person acting pursuant to the authority delegated by the Board shall be liable for any action or determination relating to or under the Plan made in good faith.

(b) Delegation to Executive Officers. To the extent permitted by applicable law, the Board may delegate to one or more executive officers of the Company the power to make Awards and exercise such other powers under the Plan as the Board may determine, provided that the Board shall fix the maximum number of shares subject to Awards and the maximum number of shares for any one Participant to be made by such executive officers.

(c) Appointment of Committees. To the extent permitted by applicable law, the Board may delegate any or all of its powers under the Plan to one or more committees or subcommittees of the Board (a “Committee”). To the extent the Board determines it is appropriate for the compensation realized from Awards under the Plan to be considered “performance based” compensation under Section 162(m) of the Code and to qualify for the exemption available under Rule 16b-3(d)(1) or Rule 16b-3(e) promulgated under the Securities Exchange Act of 1934 (the “Exchange Act”), the Board shall appoint one such Committee of not less than two members, each member of which shall be an “outside director” within the meaning of Section 162(m) of the Code and a “non-employee director” as defined in Rule 16b-3 promulgated under the Exchange Act. All references in the Plan to the “Board” shall mean the Board or a Committee of the Board or the executive officer referred to in Section 3(b) to the extent that the Board’s powers or authority under the Plan have been delegated to such Committee or executive officer.

4. Stock Available for Awards

(a) Number of Shares. Subject to adjustment under Section 4(c), Awards may be made under the Plan for up to 6,800,000 shares of common stock of the Company, par value $0.01 per share (the “Common Stock”). The Amended and Restated 1996 Stock Incentive Plan, the enCommerce, Inc. 1997 Stock Option Plan, as amended and restated, and the 1999 Non-Officer Employee Stock Incentive Plan, as amended (together, the “Prior Plans”), will terminate on the day that the Plan is approved by the stockholders of the Company and no further grants will be permitted under the Prior Plans, provided that, this termination will not affect any awards that are outstanding under the Prior Plans. Any shares of Common Stock that are subject to Awards of Options (as defined below) or SARs (as defined below) shall be counted against the 6,800,000 share limit as one share of Common Stock for every one share of Common Stock granted. Any shares of Common Stock that are subject to Awards other than Options or SARs shall be counted against the 6,800,000 share limit as two shares of Common Stock for every one share of Common Stock granted. If any Award expires or is terminated, surrendered or canceled without having been fully exercised or is forfeited in whole or in part, or if shares of Common Stock are withheld to pay taxes or tendered to pay the exercise price of any Award granted under the Plan or results in any Common Stock not being issued, such unused, withheld or tendered Common Stock relating to such Award shall again be available for the grant of Awards under the Plan, subject, however, in the case of Incentive Stock Options (as hereinafter defined), to any limitation required under the Code. Any shares of Common Stock that again become available for grant pursuant to this Section 4 shall be added back as one share of Common Stock if such shares of Common Stock were subject to Options or SARs granted under the Plan, and as two shares of Common Stock if such shares of Common Stock were subject to Awards other than Options or SARs granted under the Plan. Notwithstanding the foregoing, but subject to adjustment as provided in Section 4(c), no more than 6,800,000 shares of Common Stock that can be delivered under the Plan shall be deliverable pursuant to the exercise of Incentive Stock Options (as defined below). Shares of Common Stock issued under the Plan may consist in whole or in part of authorized but unissued shares or treasury shares.

(b) Per-Participant Limit. Subject to adjustment under Section 4(c), the maximum number of shares with respect to which an Award may be granted to any Participant under the Plan shall be 2,000,000 per calendar year. The per-participant limit described in this Section 4(b) shall be construed and applied consistently with Section 162(m) of the Code.

(c) Adjustment to Common Stock. In the event of any stock split, stock dividend, recapitalization, reorganization, merger, consolidation, combination, exchange of shares, liquidation, spin-off or other similar change in capitalization or event, or any distribution to holders of Common Stock other than a normal cash dividend, (i) the number and class of securities available under this Plan, (ii) the number and class of security and exercise price per share subject to each outstanding Option, (iii) the repurchase price per security subject to each outstanding Restricted Stock Award and (iv) the terms of each other outstanding stock-based Award shall be appropriately adjusted by the Company (or substituted Awards may be made, if applicable) to the extent the Board shall determine, in good faith, that such an adjustment (or substitution) is necessary and appropriate. If this Section 4(c) applies and Section 10(e)(i) also applies to any event, Section 10(e)(i) shall be applicable to such event, and this Section 4(c) shall not be applicable.

5. Stock Options

(a) General. The Board may grant options to purchase Common Stock (each, an “Option”) and determine the number of shares of Common Stock to be covered by each Option, the exercise price of each Option and the conditions and limitations applicable to the exercise of each Option, including conditions relating to applicable federal or state securities laws, as it considers necessary or advisable. An Option which is not intended to be an Incentive Stock Option (as hereinafter defined) shall be designated a “Nonstatutory Stock Option”.

(b) Incentive Stock Options. An Option that the Board intends to be an “incentive stock option” as defined in Section 422 of the Code (an “Incentive Stock Option”) shall only be granted to employees of the Company and shall be subject to and shall be construed consistently with the requirements of Section 422 of the Code. The Company shall have no liability to a Participant, or any other party, if an Option (or any part thereof) which is intended to be an Incentive Stock Option is not an Incentive Stock Option.

(c) Exercise Price. The Board shall establish the exercise price at the time each Option is granted and specify it in the applicable Option agreement.

(d) Duration of Options. Each Option shall be exercisable at such times and subject to such terms and conditions as the Board may specify in the applicable Option agreement; provided, that the maximum exercise period shall be seven years from the date of grant.

(e) Exercise of Option. Options may be exercised by delivery to the Company of a written notice of exercise signed by the proper person or by any other form of notice (including electronic notice) approved by the Board together with payment in full as specified in Section 5(f) for the number of shares of Common Stock for which the Option is exercised.

(f) Payment Upon Exercise. Common Stock purchased upon the exercise of an Option granted under the Plan shall be paid for as follows:

(i) in cash or by check, payable to the order of the Company;

(ii) except as the Board may otherwise provide in an Option agreement, delivery of an irrevocable and unconditional undertaking by a creditworthy broker to deliver promptly to the Company sufficient funds to pay the exercise price, or delivery by the Participant to the Company of a copy of irrevocable and unconditional instructions to a creditworthy broker to deliver promptly to the Company cash or a check sufficient to pay the exercise price;

(iii) to the extent permitted by the Board and explicitly provided in an Option agreement (i) by delivery of shares of Common Stock owned by the Participant valued at their fair market value as determined by the Board in good faith (the “Fair Market Value”), which Common Stock was owned by the Participant at least six months prior to such delivery, (ii) by delivery of a promissory note of the Participant to the Company on terms determined by the Board, or (iii) by payment of such other lawful consideration as the Board may determine; or

(iv) any combination of the above permitted forms of payment.

6. Restricted Stock

(a) Grants. The Board may grant Awards entitling recipients to acquire shares of Common Stock, subject to the right of the Company to repurchase all or part of such shares at their issue price or other stated or formula price (or to require forfeiture of such shares if issued at no cost) from the recipient in the event that conditions specified by the Board in the applicable Award are not satisfied prior to the end of the applicable restriction period or periods established by the Board for such Award (each, a “Restricted Stock Award”).

(b) Terms and Conditions. The Board shall determine the terms and conditions of any such Restricted Stock Award, including the conditions for repurchase (or forfeiture) and the issue price, if any. Any stock certificates issued in respect of a Restricted Stock Award shall be registered in the name of the Participant and, unless otherwise determined by the Board, deposited by the Participant, together with a stock power endorsed in blank, with the Company (or its designee). At the expiration of the applicable restriction periods, the Company (or such designee) shall deliver the certificates no longer subject to such restrictions to the Participant or if the Participant has died, to the beneficiary designated, in a manner determined by the Board, by a Participant to receive amounts due or exercise rights of the Participant in the event of the Participant’s death (the “Designated Beneficiary”). In the absence of an effective designation by a Participant, Designated Beneficiary shall mean the Participant’s estate.

7. Stock Appreciation Rights

(a) Grants. The Board may grant stock appreciation rights (each, an “SAR”) and determine the number SARs granted to any Participant, the exercise price of each SAR, and the conditions and limitations applicable to the exercise of each SAR, including conditions relating to applicable federal or state securities laws, as it considers necessary or advisable.

(b) Exercise Price. The Board shall establish the exercise price at the time each SAR is granted and specify it in the applicable SAR agreement (the “Exercise Price”). However, the Exercise Price of a freestanding SAR shall be not less than 100% of the Fair Market Value of a share of Common Stock on the grant date.

(c) Duration of SARs. Each SAR shall be exercisable at such times and subject to such terms and conditions as the Board may specify in the applicable SAR agreement; provided, that the maximum exercise period shall be seven years from the date of grant.

(d) Exercise of SARs. SARs may be exercised by delivery to the Company of a written notice of exercise signed by the proper person or by any other form of notice (including electronic notice) approved by the Board.

(e) Payment of SAR Amount. Upon exercise of an SAR, a Participant shall be entitled to receive payment from the Company equal in value to the lesser of the following:

(i) The difference between the Fair Market Value of a share on the date of exercise and the Exercise Price, multiplied by the number of shares with respect to which the SAR is exercised; and

(ii) Four times the Exercise Price.

At the discretion of the Board, the payment upon SAR exercise may be in shares of equivalent value, net of applicable tax withholdings.

8. Restricted Stock Units

(a) Grants. The Board may grant Awards entitling recipients to acquire restricted stock units (each, a “Restricted Stock Unit”) and determine the number of Restricted Stock Units granted to any Participant and the initial value of each Restricted Stock Unit.

(b) Terms and Conditions. The Board shall determine the terms and conditions of any such Restricted Stock Unit, including the vesting provisions (including, without limitation, continued status as a Service Provider) which, depending on the extent to which they are met, will determine the number or value of Restricted Stock Units that will be paid out to the Service Providers. The time period during which the vesting provisions must be met will be called the “Vesting Period”. Each award of Restricted Stock Units will be evidenced by an Award agreement that will specify the Vesting Period, and such other terms and conditions as the Board, in its sole discretion, will determine.

(c) Earning of Restricted Stock Units. After the applicable Vesting Period has ended, the holder of Restricted Stock Units will be entitled to receive a payout of the number of Restricted Stock Units earned by the Participant over the period, to be determined as a function of the extent to which the corresponding vesting provisions have been achieved. After the grant of Restricted Stock Units, the Board may reduce or waive any vesting provisions for such Restricted Stock Units.

(d) Form and Timing of Payment of Restricted Stock Units. Payment of earned Restricted Stock Units will be made as soon as practicable after the expiration of the Vesting Period. The Board may pay earned Restricted Stock Units in the form of shares (which have an aggregate Fair Market Value equal to the value of the earned Restricted Stock Units at the close of the applicable period), net of applicable tax withholdings.

(e) Cancellation of Restricted Stock Units. On the date set forth in the Award agreement, all unearned or unvested Restricted Stock Units will be forfeited to the Company, and again will be available for grant under the Plan.

9. Other Stock Based Awards

The Board shall have the right to grant other Awards based upon the Common Stock having such terms and conditions as the Board may determine, including the grant of shares based upon certain conditions and the grant of securities convertible into Common Stock.

10. General Provisions Applicable to Awards

(a) Transferability of Awards. Except as the Board may otherwise determine or provide in an Award, Awards shall not be sold, assigned, transferred, pledged or otherwise encumbered by the person to whom they are granted, either voluntarily or by operation of law, except by will or the laws of descent and distribution, and, during the life of the Participant, shall be exercisable only by the Participant. References to a Participant, to the extent relevant in the context, shall include references to authorized transferees.

(b) Documentation. Each Award shall be evidenced by a written instrument in such form as the Board shall determine, it being understood that an electronic form of Award shall be deemed to be a written instrument for purposes of the Plan. Each Award may contain terms and conditions in addition to those set forth in the Plan.

(c) Board Discretion. Except as otherwise provided by the Plan, each type of Award may be made alone or in addition or in relation to any other type of Award. The terms of each type of Award need not be identical, and the Board need not treat Participants uniformly.

(d) Termination of Status. The Board shall determine the effect on an Award of the disability, death, retirement, authorized leave of absence or other change in the employment or other status of a Participant and the extent to which, and the period during which, the Participant, the Participant’s legal representative, conservator, guardian or Designated Beneficiary may exercise rights under the Award.

(e) Acquisition Events.

(i) Consequences of Acquisition Events. Upon the occurrence of an Acquisition Event (as defined below), or the execution by the Company of any agreement with respect to an Acquisition Event, the Board shall take any one or more of the following actions with respect to then outstanding Awards: (i) provide that outstanding Options shall be assumed, or equivalent Options shall be substituted, by the acquiring or succeeding corporation (or an affiliate thereof), provided that any such Options substituted for Incentive Stock Options shall satisfy, in the determination of the Board, the requirements of Section 424(a) of the Code; (ii) upon written notice to the Participants, provide that all then unexercised Options will become exercisable in full and will terminate immediately prior to the consummation of such Acquisition Event, except to the extent exercised by the Participants within a specified period following the date of such notice; (iii) in the event of an Acquisition Event under the terms of which holders of Common Stock will receive upon consummation thereof a cash payment for each share of Common Stock surrendered pursuant to such Acquisition Event (the “Acquisition Price”), provide that all outstanding Options shall terminate upon consummation of the Acquisition Event and that Participants shall receive, in exchange therefor, a cash payment equal to the amount (if any) by which (A) the Acquisition Price multiplied by the number of shares of Common Stock subject to such outstanding Options (whether or not then exercisable), exceeds (B) the aggregate exercise price of such Options; (iv) provide that all Restricted Stock Awards then outstanding shall become free of all restrictions prior to the consummation of the Acquisition Event; and (v) provide that any other stock-based Awards outstanding, including without limitation SARs and Restricted Stock Units, (A) shall become exercisable, realizable or vested in full, or shall be free of all conditions or restrictions, as applicable to each such Award, prior to the consummation of the Acquisition Event, or (B) shall be assumed, or equivalent Awards shall be substituted, by the acquiring or succeeding corporation (or an affiliate thereof).

An “Acquisition Event” means the occurrence of any one of the following events:

(A) individuals who, on May 5, 2006, constitute the Board (the “Incumbent Directors”) cease for any reason to constitute at least a majority of the Board, provided that any person becoming a director subsequent to May 5, 2006, whose election or nomination for election was approved by a vote of at least two-thirds of the Incumbent Directors then on the Board (either by a specific vote or by approval of the proxy statement of the Company in which such person is named as a nominee for director, without written objection to such nomination) shall be an Incumbent

Director; provided, however, that no individual initially elected or nominated as a director of the Company as a result of an actual or threatened election contest with respect to directors or as a result of any other actual or threatened solicitation of proxies by or on behalf of any person other than the Board shall be deemed to be an Incumbent Director;

(B) any “person” (as such term is defined in Section 3(a)(9) of the Exchange Act and as used in Sections 13(d)(3) and 14(d)(2) of the Exchange Act) is or becomes a “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing 30% or more of the combined voting power of the Company’s then outstanding securities eligible to vote for the election of the Board (the “Company Voting Securities”); provided, however, that the event described in this paragraph (B) shall not be deemed to be an Acquisition Event by virtue of any of the following acquisitions: (i) by the Company or any subsidiary, (ii) by any employee benefit plan (or related trust) sponsored or maintained by the Company or any subsidiary, (iii) by any underwriter temporarily holding securities pursuant to an offering of such securities, or (iv) pursuant to a Non-Qualifying Transaction (as defined in below);

(C) the consummation of a merger, consolidation, statutory share exchange or similar form of corporate transaction involving the Company or any of its subsidiaries that requires the approval of the Company’s stockholders, whether for such transaction or the issuance of securities in the transaction (a “Business Combination”), unless immediately following such Business Combination: (i) more than 50% of the total voting power of (x) the corporation resulting from such Business Combination (the “Surviving Corporation”), or (y) if applicable, the ultimate parent corporation that directly or indirectly has beneficial ownership of at least 80% of the voting securities eligible to elect directors of the Surviving Corporation (the “Parent Corporation”), is represented by Company Voting Securities that were outstanding immediately prior to such Business Combination (or, if applicable, is represented by shares into which such Company Voting Securities were converted pursuant to such Business Combination), and such voting power among the holders thereof is in substantially the same proportion as the voting power of such Company Voting Securities among the holders thereof immediately prior to the Business Combination, (ii) no person (other than any employee benefit plan (or related trust) sponsored or maintained by the Surviving Corporation or the Parent Corporation), is or becomes the beneficial owner, directly or indirectly, of 30% or more of the total voting power of the outstanding voting securities eligible to elect directors of the Parent Corporation (or, if there is no Parent Corporation, the Surviving Corporation) and (iii) at least a majority of the members of the board of directors of the Parent Corporation (or, if there is no Parent Corporation, the Surviving Corporation) following the consummation of the Business Combination were Incumbent Directors at the time of the Board’s approval of the execution of the initial agreement providing for such Business Combination (any Business Combination which satisfies all of the criteria specified in (i), (ii) and (iii) above shall be deemed to be a “Non-Qualifying Transaction”); or

(D) the stockholders of the Company approve a plan of complete liquidation or dissolution of the Company or the consummation of a sale of all or substantially all of the Company’s assets.

(ii) Assumption of Options Upon Certain Events. The Board may grant Awards under the Plan in substitution for stock and stock-based awards held by employees of another corporation who become employees of the Company as a result of a merger or consolidation of the employing corporation with the Company or the acquisition by the Company of property or stock of the employing corporation. The substitute Awards shall be granted on such terms and conditions as the Board considers appropriate in the circumstances.

(f) Withholding. Each Participant shall pay to the Company, or make provision satisfactory to the Board for payment of, any taxes required by law to be withheld in connection with Awards to such Participant no later than the date of the event creating the tax liability. The Board may allow Participants to satisfy such tax obligations in whole or in part in shares of Common Stock, including shares retained from the Award creating the tax obligation, valued at their Fair Market Value. The Company may, to the extent permitted by law, deduct any such tax obligations from any payment of any kind otherwise due to a Participant.

(g) Amendment of Award. The Board may amend, modify or terminate any outstanding Award, including but not limited to, substituting therefor another Award of the same or a different type, changing the date of exercise or realization, and converting an Incentive Stock Option to a Nonstatutory Stock Option, provided that the Participant’s consent to such action shall be required unless the Board determines that the action, taking into account any related action, would not materially and adversely affect the Participant. Other than pursuant to Section 4(c), the Board shall not be permitted to take any action with respect to an Award that may be treated as a repricing under the rules and regulations of the Nasdaq Stock Market, without shareholder approval.

(h) Conditions on Delivery of Stock. The Company will not be obligated to deliver any shares of Common Stock pursuant to the Plan or to remove restrictions from shares previously delivered under the Plan until (i) all conditions of the Award have been met or removed to the satisfaction of the Company, (ii) in the opinion of the Company’s counsel, all other legal matters in connection with the issuance and delivery of such shares have been satisfied, including any applicable securities laws and any applicable stock exchange or stock market rules and regulations, and (iii) the Participant has executed and delivered to the Company such representations or agreements as the Company may consider appropriate to satisfy the requirements of any applicable laws, rules or regulations.

(i) Acceleration. The Board may at any time provide that any Options, SARs, or Restricted Stock Units shall become immediately exercisable in full or in part, that any Restricted Stock Awards shall be free of all restrictions or that any other stock-based Awards may become exercisable in full or in part or free of some or all restrictions or conditions, or otherwise realizable in full or in part, as the case may be.

11. Miscellaneous

11.1. No Right To Employment or Other Status. No person shall have any claim or right to be granted an Award, and the grant of an Award shall not be construed as giving a Participant the right to continued employment or any other relationship with the Company. The Company expressly reserves the right at any time to dismiss or otherwise terminate its relationship with a Participant free from any liability or claim under the Plan, except as expressly provided in the applicable Award.

11.2. No Rights As Stockholder. Subject to the provisions of the applicable Award, no Participant or Designated Beneficiary shall have any rights as a stockholder with respect to any shares of Common Stock to be distributed with respect to an Award until becoming the record holder of such shares.

11.3. Effective Date and Term of Plan. The adoption of the Plan on March 15, 2006 by the Board is expressly conditioned on the approval of the stockholders of the Company at its annual meeting on May 5, , 2006. Unless sooner terminated by the Board, the Plan shall terminate on the tenth anniversary of the Effective Date. The Board reserves the right to terminate the Plan at any time. All Awards made under the Plan prior to the termination of the Plan shall remain in effect until such Awards have been satisfied or terminated in accordance with the terms and provisions of the Plan and the applicable Award Agreements. If the Plan is not approved by the stockholders of the Company at its annual meeting on May 5, 2006, then this Plan shall be null and void and of no force or effect.

11.4. Amendment of Plan. The Board may amend, suspend or terminate the Plan or any portion thereof at any time, provided that no Award granted to a Participant designated as subject to Section 162(m) by the Board after the date of such amendment shall become exercisable, realizable or vested, as applicable to such Award (to the extent that such amendment to the Plan was required to grant such Award to a particular Participant), unless and until such amendment shall have been approved by the Company’s stockholders.

11.5. Stockholder Approval. For purposes of this Plan, stockholder approval shall mean approval by a vote of the stockholders in accordance with the requirements of Section 162(m) of the Code.

11.6. Governing Law. The provisions of the Plan and all Awards made hereunder shall be governed by and interpreted in accordance with the laws of the State of Maryland, without regard to any applicable conflicts of law.

11.7. Canadian Residents. Each Participant who is a resident of Canada acknowledges that such person’s participation in this Plan is voluntary and that such person is not induced to participate in this Plan by: (i) in the case of employees, expectation of employment or continued employment with the Company; (ii) in the case of officers, expectation of appointment, employment, continued appointment or continued employment with the Company; (iii) in the case of directors, expectation of appointment or continued appointment of the director with the Company; or (iv) in the case of consultants or advisors, expectation of engagement or continued engagement to provide services to the Company. With respect to each Participant who is a resident of Canada serving as a consultant or advisor to the Company, such person represents and warrants that there is a written agreement between such person and the Company or a subsidiary corporation of the Company (as defined in the Code), and that such person spends or will spend a significant amount of time and attention on the affairs and business of the Company pursuant to such written agreement.

11.8. 409A Savings Clause. To the extent any payment made under this Plan would be subject to any additional taxes imposed under Section 409A of the Code, the terms of such payment will be accelerated, delayed, or reformed, in the Company’s sole discretion, so as to avoid such additional taxes.

Proxy – Entrust, Inc.

PROXY FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON MAY 2, 2008

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF THE COMPANY AND SHOULD BE RETURNED AS SOON AS POSSIBLE

The undersigned, having received notice of the Annual Meeting of Stockholders and the Board of Directors’ proxy statement therefor, and revoking all prior proxies, hereby appoint(s) F. William Conner, David J. Wagner and James D. Kendry, and each of them, attorneys or attorney of the undersigned (with full power of substitution in them and each of them) for and in the name(s) of the undersigned to attend the Annual Meeting of Stockholders of ENTRUST, INC. (the “Company”) to be held on Friday, May 2, 2008 at 10:00 a.m., local time, at the Dallas Intercontinental Hotel, Addison, Texas 75001 (the “Meeting”), and any adjournments or postponements thereof, and there to vote and act upon the following matters proposed by the Company in respect of all shares of stock of the Company which the undersigned may be entitled to vote or act upon, with all the powers the undersigned would possess if personally present.

In their discretion, the proxy holders are authorized to vote upon such other matters as may properly come before the Meeting or any adjournments or postponements thereof. The shares represented by this proxy will be voted as directed by the undersigned. If no direction is given with respect to any election to office or proposal, this proxy will be voted as recommended by the Board of Directors. Attendance of the undersigned at the Meeting or at any adjournment or postponements thereof will not be deemed to revoke this proxy unless the undersigned shall revoke this proxy in writing.

WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING, YOU ARE URGED TO COMPLETE, DATE AND SIGN THIS PROXY AND RETURN IT IN THE ACCOMPANYING ENVELOPE. YOUR VOTE IS IMPORTANT!

(continued and to be signed on reverse side.)

Entrust ®

Securing Digital Identities & Information

☐	Mark this box with an X if you have made changes to your name or address details above.

Annual Meeting Proxy Card

A.	Election of Directors

1.	The Board of Directors recommends a vote “FOR” the election of the following three nominees as Class I Directors to serve for the ensuing three years:

	For	Withhold
01 – Butler C. Derrick, Jr.	☐	☐

02 – Jerry C. Jones	☐	☐

03 – Michael E. McGrath	☐	☐

B.	Proposals

The Board of Directors recommends a vote “FOR” the following resolutions:

2. To ratify the appointment of Grant Thornton LLP as the Company’s independent public accountants for the year ending December 31, 2008.	☐ For	☐ Against	☐ Abstain

3.      To ratify the amendment of the Entrust, Inc. 2006 Stock Incentive Plan to increase the number of shares of common stock of the Company available for award under the plan by two million (2,000,000) shares.

	☐ For	☐ Against	☐ Abstain

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER(S). IF NO OTHER INDICATION IS MADE, THE PROXIES SHALL VOTE “FOR” EACH DIRECTOR NOMINEE IN PROPOSAL 1 AND “FOR” PROPOSAL 2 AND “FOR” PROPOSAL 3. A VOTE “FOR” EACH DIRECTOR NOMINEE IN PROPOSAL 1 AND A VOTE “FOR” PROPOSAL 2 AND “FOR” PROPOSAL 3 ARE RECOMMENDED BY THE BOARD OF DIRECTORS.

IN THEIR DISCRETION, THE PROXIES ARE AUTHORIZED TO VOTE UPON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE ANNUAL MEETING AND ANY ADJOURNMENT OR POSTPONEMENT THEREOF.

C.	Authorized Signatures – Sign Here – This section must be completed for your instructions to be executed.

Note: Please sign exactly as name appears hereon. When shares are held by joint owners, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by authorized officer, giving full title. If a partnership, please sign in partnership name by authorized person, giving full title. PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.

Signature 1 – Please keep signature within the box	Signature 2 – Please keep signature within the box	Date (mm/dd/yyyy)